Exhibit (a)(1)(A)

OFFER TO PURCHASE FOR CASH

BY

VALVOLINE INC.

OF

UP TO $1.0 BILLION IN VALUE OF ITS COMMON STOCK AT A PURCHASE PRICE NOT

GREATER THAN $40.00 PER SHARE NOR LESS THAN $35.00 PER SHARE

THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS WILL EXPIRE AT

12:00 MIDNIGHT, AT THE END OF THE DAY, NEW YORK CITY TIME, ON THURSDAY, JUNE 8,

2023, UNLESS THE OFFER IS EXTENDED (SUCH DATE AND TIME, AS THEY MAY BE EXTENDED,

THE “EXPIRATION TIME”) OR TERMINATED.

Valvoline Inc., a Kentucky corporation (the “Company,” “Valvoline,” “we,” “our” or “us”), is offering to purchase up to $1.0 billion in value of its common stock, par value $0.01 per share (the “shares”), at a price not greater than $40.00 per share nor less than $35.00 per share, to the seller in cash, less any applicable withholding taxes and without interest, upon the terms and subject to the conditions of this Offer to Purchase and the related Letter of Transmittal (which together, as they may be amended and supplemented from time to time, constitute the “Offer”).

Tendering shareholders may specify a price not greater than $40.00 per share nor less than $35.00 per share (in increments of $0.25) at which they are willing to sell their shares pursuant to the Offer. On the terms and subject to the conditions of the Offer, we will designate a single per share price that we will pay for shares properly tendered and not properly withdrawn from the Offer, taking into account the total number of shares tendered and the prices specified by tendering shareholders. We will select the lowest purchase price, not greater than $40.00 per share nor less than $35.00 per share, that will allow us to purchase shares having an aggregate purchase price of $1.0 billion, or a lower amount depending on the number of shares properly tendered and not properly withdrawn (such purchase price, the “Final Purchase Price”). Only shares validly tendered at prices at or below the Final Purchase Price, and not properly withdrawn, will be eligible for purchase in the Offer. All shares acquired in the Offer will be acquired at the Final Purchase Price, including those shares tendered at a price lower than the Final Purchase Price. However, due to the “odd lot” priority, proration and conditional tender offer provisions described in this Offer to Purchase, all of the shares tendered may not be purchased if the number of shares properly tendered at or below the Final Purchase Price and not properly withdrawn have an aggregate value in excess of $1.0 billion (based on the Final Purchase Price). We reserve the right, in our sole discretion, to change the purchase price range per share and to increase or decrease the aggregate value of shares sought in the Offer, subject to applicable law. In accordance with the rules of the U.S. Securities and Exchange Commission (“SEC”), we may purchase in the Offer up to an additional 2% of our outstanding shares without amending or extending the Offer.

We will purchase only those shares properly tendered and not properly withdrawn upon the terms and conditions of the Offer. All shares accepted for payment will be paid promptly after the Expiration Time, to the seller in cash, less any applicable withholding taxes and without interest. At the maximum Final Purchase Price of $40.00 per share, we would purchase 25,000,000 shares if the Offer is fully subscribed, which would represent approximately 15.08% of the issued and outstanding shares as of May 5, 2023. At the minimum Final Purchase Price of $35.00 per share, we would purchase 28,571,429 shares if the Offer is fully subscribed, which would represent approximately 17.23% of the issued and outstanding shares as of May 5, 2023.

The Offer is not conditioned upon any minimum number of shares being tendered and is not subject to a financing condition. The Offer is, however, subject to a number of other conditions. See Section 7.

The shares are listed and traded on the New York Stock Exchange (“NYSE”) under the symbol “VVV.” On May 10, 2023, the last full trading day before announcement and commencement of the Offer, the NYSE closing price per share of our shares was $38.45. Shareholders are urged to obtain current market quotations for the shares. See Section 8.

Neither the SEC nor any state securities commission has approved or disapproved of this transaction or passed upon the merits or fairness of such transaction or passed upon the adequacy or accuracy of the information contained in this document. Any representation to the contrary is a criminal offense under applicable U.S. law.

The Lead Dealer Manager for the Offer is:

BofA Securities

The Co-Dealer Managers for the Offer are:

Morgan Stanley	Goldman Sachs & Co. LLC

May 11, 2023

IMPORTANT

OUR BOARD OF DIRECTORS HAS APPROVED THE OFFER. HOWEVER, NEITHER WE NOR OUR BOARD OF DIRECTORS, BOFA SECURITIES, INC., MORGAN STANLEY & CO. LLC AND GOLDMAN SACHS & CO. LLC (TOGETHER, THE “DEALER MANAGERS”), GEORGESON LLC (THE “INFORMATION AGENT”) OR EQUINITI TRUST COMPANY (THE “DEPOSITARY”) MAKES ANY RECOMMENDATION TO YOU AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING YOUR SHARES OR AS TO THE PRICE OR PRICES AT WHICH YOU MAY CHOOSE TO TENDER YOUR SHARES, AND NEITHER WE, NOR THE DEALER MANAGERS, THE INFORMATION AGENT OR THE DEPOSITARY HAVE AUTHORIZED ANY PERSON TO MAKE ANY SUCH RECOMMENDATION. YOU MUST DECIDE WHETHER TO TENDER YOUR SHARES AND, IF SO, HOW MANY SHARES TO TENDER AND AT WHAT PRICE OR PRICES TO TENDER. IN DOING SO, YOU SHOULD READ AND EVALUATE CAREFULLY THE INFORMATION IN THIS OFFER TO PURCHASE AND IN THE RELATED LETTER OF TRANSMITTAL, INCLUDING OUR REASONS FOR MAKING THE OFFER, AND YOU SHOULD DISCUSS WHETHER TO TENDER YOUR SHARES WITH YOUR BROKER OR OTHER FINANCIAL OR TAX ADVISOR. SEE SECTION 2.

If you desire to tender all or any portion of your shares, you should either (1) (a) complete and sign the Letter of Transmittal, or a facsimile thereof, in accordance with the instructions to the Letter of Transmittal, have your signature thereon guaranteed if Instruction 1 to the Letter of Transmittal so requires, mail or deliver the Letter of Transmittal, or facsimile thereof, together with any other required documents, including the share certificates, to the Depositary (as defined herein) or (b) tender the shares in accordance with the procedure for book-entry transfer set forth in Section 3, (2) request that your broker, dealer, commercial bank, trust company or other nominee effect the transaction for you, or (3) if you hold shares within the Valvoline 401(k) Plan (the “401(k) Plan”), you must follow the procedures described in the separate instructions that you will receive and instruct the trustee of the 401(k) Plan to tender shares related to your individual account thereunder by 4:00 p.m., New York City time, on June 2, 2023. If you have shares registered in the name of a broker, dealer, commercial bank, trust company or other nominee, you must contact that institution if you desire to tender those shares. Stock appreciation rights (“SARs”), restricted stock units (“RSUs”) and performance stock units (“PSUs”) may not be tendered; however, you may tender shares that you have acquired through settlement of SARs, RSUs or PSUs.

If you desire to tender shares and your certificates for those shares are not immediately available, or the procedure for book-entry transfer cannot be completed on a timely basis, or time will not permit all required documents to reach the Depositary at or prior to the Expiration Time (as defined herein), your tender may be effected by following the procedure for guaranteed delivery set forth in Section 3.

Shares not purchased in the Offer will be returned at our expense promptly following the expiration of the Offer. See Section 3. We reserve the right, in our sole discretion, to change the per share purchase price options and to increase or decrease the aggregate value of shares sought in the Offer, subject to applicable law. See Section 1.

In accordance with the rules of the SEC, we may purchase in the Offer up to an additional 2% of our outstanding shares without amending or extending the Offer. See Sections 1 and 15.

If you check the box in the section captioned “Shares Tendered At Price Determined Under the Offer” in the section of the Letter of Transmittal captioned “Price (In Dollars) Per Share At Which Shares Are Being Tendered,” you will maximize the chance that your shares will be purchased by us in the Offer. However, you should understand that this election may lower the Final Purchase Price paid for all purchased shares in the Offer and could result in your shares being purchased at the minimum price of $35.00 per share, a price that is below the closing market price for the shares on May 10, 2023, the last full trading day before announcement and commencement of the Offer, when the NYSE closing price was $38.45.

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Questions and requests for assistance may be directed to the Dealer Managers or the Information Agent for the Offer at their respective addresses and telephone numbers set forth on the back cover page of this document. Requests for additional copies of this document, the related Letter of Transmittal or the Notice of Guaranteed Delivery may be directed to the Information Agent.

In connection with the Offer, we filed with the SEC an Issuer Tender Offer Statement on Schedule TO, which contains additional information with respect to the Offer, on May 11, 2023 (as it may be amended from time to time, the “Schedule TO”). Copies of the Schedule TO, including the exhibits and any amendments and supplements thereto, may be obtained at the same places and in the same manner as is set forth in Section 10 with respect to information concerning us.

We are not making the Offer to, and will not accept any tendered shares from, shareholders in any jurisdiction or in any circumstances where it would be illegal to do so, provided that we will comply with the requirements of Rule 13e-4(f)(8) promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). However, we may, at our discretion, take any actions necessary for us to make the Offer to shareholders in any such jurisdiction. In any jurisdiction where the securities or blue sky laws require the Offer to be made by a licensed broker or dealer, the Offer is being made on our behalf by the Dealer Managers or one of more registered brokers or dealers, which are licensed under the laws of such jurisdiction.

Neither we, nor the Dealer Managers, the Information Agent or the Depositary have authorized any person to make any recommendation as to whether you should tender or refrain from tendering your shares or as to the price or prices at which you may choose to tender your shares in the Offer. You should rely only on the information contained in this document or to which we have referred you. Neither we, nor the Dealer Managers, the Information Agent or the Depositary have authorized anyone to provide you with information or to make any representation in connection with the Offer other than those contained in this Offer to Purchase and in the related Letter of Transmittal. If anyone makes any recommendation or gives any information or representation, you must not rely upon that recommendation, information or representation as having been authorized by us, the Dealer Managers, the Information Agent or the Depositary.

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SUMMARY TERM SHEET

We are providing this summary term sheet for your convenience. Valvoline Inc., a Kentucky corporation, is at times referred to as the “Company,” “we,” “our” or “us.” We refer to our common stock, par value $0.01 per share, as the “shares.” This summary term sheet highlights certain material information in the remainder of this Offer to Purchase, but you should realize that it does not describe all of the details of the tender offer to the same extent described in the remainder of this Offer to Purchase. We urge you to read the entire Offer to Purchase and the related Letter of Transmittal (together, as they may be amended and supplemented from time to time, the “Offer”) because they contain the full details of the Offer. We have included references to the sections of this document where you will find a more complete discussion.

Who is offering to purchase my shares?

The issuer of the shares, Valvoline Inc., a Kentucky corporation, is offering to purchase the shares. See Section 1.

What will the purchase price for the shares be and what will be the form of payment?

We are conducting the Offer through a procedure commonly called a modified “Dutch auction.” This procedure allows you to either elect to accept the price determined in the Offer or specify a price (in increments of $0.25) not greater than $40.00 per share nor less than $35.00 per share at which you are willing to sell your shares. We will designate a single per share price that we will pay for shares properly tendered and not properly withdrawn from the Offer, taking into account the total number of shares tendered and the prices specified by tendering shareholders. We will select the lowest purchase price, not greater than $40.00 per share nor less than $35.00 per share, that will allow us to purchase shares having an aggregate purchase price of $1.0 billion, or a lower amount depending on the number of shares properly tendered and not properly withdrawn (such purchase price, the “Final Purchase Price”). All shares acquired in the Offer will be acquired at the Final Purchase Price, including those shares tendered at a price lower than the Final Purchase Price.

Only shares validly tendered at prices at or below the Final Purchase Price, and not properly withdrawn, will be eligible for purchase in the Offer. All shares acquired in the Offer will be acquired at the Final Purchase Price, including those shares tendered at a price lower than the Final Purchase Price. However, due to the “odd lot” priority, proration and conditional tender offer provisions described in this Offer to Purchase, all of the shares tendered may not be purchased if the number of shares properly tendered at or below the Final Purchase Price and not properly withdrawn have an aggregate value in excess of $1.0 billion (based on the Final Purchase Price).

We will purchase only those shares properly tendered and not properly withdrawn upon the terms and conditions of the Offer. All shares accepted for payment will be paid promptly after the expiration of the tender offer period, to the seller in cash, less any applicable withholding taxes and without interest. If you are a participant in the 401(k) Plan, you should be aware that different timing for payment may be applicable. See Sections 1 and 5.

Shares not purchased in the Offer will be returned at our expense promptly following the expiration of the Offer. See Section 3. We reserve the right, in our sole discretion, to change the per share purchase price options and to increase or decrease the aggregate value of shares sought in the Offer, subject to applicable law. See Section 1.

If you check the box in the section captioned “Shares Tendered At Price Determined Under the Offer” in the section of the Letter of Transmittal captioned “Price (In Dollars) Per Share At Which Shares Are Being Tendered,” you will maximize the chance that your shares will be purchased by us in the Offer. However, you should understand that this election may lower the Final Purchase Price paid for all purchased shares in the Offer and could result in your shares being purchased at the minimum price of $35.00 per share, a price that is below the closing market price for the shares on May 10, 2023, the last full trading day before announcement and commencement of the Offer, when the NYSE closing price was $38.45.

How many shares will the Company purchase in the Offer?

Subject to the conditions to the Offer being satisfied or waived, we will purchase the shares having an aggregate purchase price of $1.0 billion in the Offer (based on the Final Purchase Price), or if a lesser number of shares are properly tendered, all shares that are properly tendered at or below the Final Purchase Price and not properly withdrawn.

At the maximum Final Purchase Price of $40.00 per share, we would purchase 25,000,000 shares if the Offer is fully subscribed, which would represent approximately 15.08% of the issued and outstanding shares as of May 5, 2023. At the minimum Final Purchase Price of $35.00 per share, we would purchase 28,571,429 shares if the Offer is fully subscribed, which would represent approximately 17.23% of the issued and outstanding shares as of May 5, 2023. See Sections 1 and 5.

If more than $1.0 billion of the Company’s shares are properly tendered at or below the Final Purchase Price, we will purchase all shares properly tendered on a pro rata basis, except for “odd lots” (lots held by owners of fewer than 100 shares), which we will purchase on a priority basis, and conditional tenders whose condition was not met, which we will not purchase (except as described in Section 6). In accordance with the rules of the SEC, we also expressly reserve the right to accept additional shares in the Offer, not to exceed 2% of our outstanding shares (approximately 3,316,179 shares, based on 165,808,937 shares of our common stock issued and outstanding as of May 5, 2023), without amending or extending the Offer, and we could decide to purchase more shares, subject to applicable legal requirements. See Sections 1 and 7.

The Offer is not conditioned upon any minimum number of shares being tendered and is not subject to a financing condition. The Offer is, however, subject to a number of other conditions. See Section 7.

How will the Company pay for the shares?

The maximum aggregate purchase price for shares purchased in the Offer will be $1.0 billion.

We intend to pay for the purchase of the shares, including related fees and expenses, with cash on hand from the net proceeds received from the sale of our Global Products business, as described in Section 9.

How long do I have to tender my shares; can the Offer be extended, amended or terminated?

You may tender your shares until the Offer expires. The Offer will expire at 12:00 midnight, at the end of the day, New York City time, on Thursday, June 8, 2023, unless we extend it (such date and time, as they may be extended, the “Expiration Time”). See Section 1. If a broker, dealer, commercial bank, trust company or other nominee holds your shares, it is likely they have an earlier deadline for administrative reasons for you to act to instruct them to accept the Offer on your behalf. We urge you to contact the broker, dealer, commercial bank, trust company or other nominee to find out their deadline. See Section 3.

If you hold shares in the 401(k) Plan and you wish to instruct the trustee of the 401(k) Plan to tender shares related to your individual account, you must follow the procedures described in the separate instructions that you will receive and instruct the trustee of the 401(k) Plan to tender shares related to your individual account thereunder by 4:00 p.m., New York City time, on June 2, 2023.

We may choose to extend the Offer at any time and for any reason, subject to applicable laws. See Section 15. We cannot assure you that we will extend the Offer or indicate the length of any extension that we may provide. If we extend the Offer, we will delay the acceptance of any shares that have been tendered. We can also amend the Offer in our sole discretion or terminate the Offer under certain circumstances. See Sections 7 and 15.

How will I be notified if the Company extends the Offer or amends the terms of the Offer?

If we extend the Offer, we will issue a press release announcing the extension and the new Expiration Time by 9:00 a.m., New York City time, on the business day after the previously scheduled Expiration Time. We will announce any amendment to the Offer by making a public announcement of the amendment. See Section 15.

What is the purpose of the Offer?

On November 10, 2022, the Board of Directors of Valvoline approved a share repurchase authorization of $1.6 billion (the “2022 Share Repurchase Authorization”). As of May 5, 2023, our remaining capacity under the 2022 Share Repurchase Authorization was approximately $1.37 billion. The repurchase of up to $1.0 billion of our shares in this Offer will constitute a portion of the shares to be repurchased pursuant to the 2022 Share Repurchase Authorization.

Our Board of Directors believes that it is in the best interest of the Company to use a substantial portion of the net proceeds from the sale of our Global Products business to effectuate a significant return of capital to our shareholders. After evaluating various alternatives, expected capital requirements and legal restrictions, we believe that the Offer represents an attractive opportunity for us to return capital to those of our shareholders who elect to tender their shares, subject to the terms and conditions of the Offer. Additionally, shareholders who do not participate in the Offer will experience an automatic increase their relative percentage interest in us.

What are the significant conditions to the Offer?

Our obligation to accept and pay for tendered shares depends upon a number of conditions that must be satisfied or waived at or prior to the Expiration Time, including, but not limited to:

•

No general suspension of trading in securities on any national securities exchange in the United States or in the over-the-counter market or the declaration of a banking moratorium or any suspension of payment in respect of banks in the United States shall have occurred.

•	No legal action shall have been taken, and we shall not have received notice of any legal action, that could reasonably be expected to prohibit, restrict or delay consummation of the Offer.

•

No material adverse change in our business, properties, assets, liabilities, capitalization, shareholders’ equity, condition (financial or otherwise), operations, prospects, or results of operations shall have occurred.

•

Our determination that the consummation of the Offer and the purchase of shares pursuant to the Offer will not cause our shares (1) to be delisted from the NYSE or to be eligible for deregistration under the Exchange Act, or (2) to be held of record by less than 300 persons.

•

No decrease of more than 10% in the market price for the shares, the Dow Jones Industrial Average, the NYSE Composite Index or the S&P 500 Composite Index, in each case measured as of the close of trading and from the close of trading on May 10, 2023, shall have occurred.

•

No person (including a group) shall have acquired or proposed to acquire beneficial ownership of more than 5% of our outstanding shares (other than anyone who publicly disclosed such ownership in a filing with the SEC on or before May 10, 2023), and no person or group which has made such a filing on or before May 10, 2023 shall acquire or publicly announce its proposal to acquire an additional 1% or more of our outstanding shares. In addition, no new group shall have been formed that beneficially owns (as a group) more than 5% of our outstanding shares.

•

No tender or exchange offer for any or all of our outstanding shares (other than this Offer), or any merger, acquisition, business combination or other similar transaction with or involving us or any of our subsidiaries has been proposed, announced or made by any person or entity or has been publicly disclosed.

The Offer is subject to a number of other conditions described in greater detail in Section 7.

The Offer is not conditioned on any minimum number of shares being tendered and is not subject to a financing condition.

How will the Offer affect the number of shares outstanding and the number of record holders?

As of May 5, 2023, there were 165,808,937 shares issued and outstanding. At the maximum Final Purchase Price of $40.00 per share, we would purchase 25,000,000 shares if the Offer is fully subscribed, which would represent approximately 15.08% of the issued and outstanding shares as of May 5, 2023. At the minimum Final Purchase Price of $35.00 per share, we would purchase 28,571,429 shares if the Offer is fully subscribed, which would represent approximately 17.23% of the issued and outstanding shares as of May 5, 2023. See Section 12.

If any of our shareholders:

•	who hold shares in their own name as holders of record; or

•	who are “registered holders” as participants in the Depository Trust Company’s system whose names appear on a security position listing,

tender their shares in full and that tender is accepted in full, then the number of our record holders would be reduced.

Shareholders who do not have their shares purchased in the Offer will realize an increase in their relative ownership interest in the Company following the Offer if we purchase shares in the Offer.

Following the Offer, will the Company continue as a public company?

Yes. The completion of the Offer in accordance with its terms and conditions will not cause the Company to be delisted from the NYSE or to stop being subject to the periodic reporting requirements of the Exchange Act. It is a condition of our obligation to purchase shares pursuant to the Offer that such purchase will not cause the shares either (1) to be held of record by less than 300 persons; or (2) to not continue to be eligible to be listed on the NYSE or to not continue to be eligible for registration under the Exchange Act. See Section 7.

How do I tender my shares?

If you want to tender all or part of your shares, you must do one of the following before 12:00 midnight, at the end of the day, New York City time, on Thursday, June 8, 2023, or any later time and date to which the Offer may be extended:

•	If your shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, you must contact the nominee and request that the nominee tender your shares for you.

•

If you hold certificates in your own name, you must complete and sign a Letter of Transmittal according to its instructions, and deliver it, or a facsimile thereof, together with any required signature guarantees, the certificates for your shares and any other documents required by the Letter of Transmittal, to Equiniti Trust Company, the Depositary for the Offer.

•	If you are an institution participating in the book-entry transfer facility (as defined herein), you must tender your shares according to the procedure for book-entry transfer described in Section 3.

•

If you are unable to deliver the certificates for the shares or the other required documents to the Depositary or you cannot comply with the procedure for book-entry transfer within the required time, you must comply with the guaranteed delivery procedure outlined in Section 3.

If a broker, dealer, commercial bank, trust company or other nominee holds your shares, it is likely they have an earlier deadline for administrative reasons for you to act to instruct them to accept the Offer on your behalf. We urge you to contact the broker, dealer, commercial bank, trust company or other nominee to find out their deadline. See Section 3.

If you hold shares within the 401(k) Plan, and you wish to instruct the trustee of the 401(k) Plan to tender shares related to your individual account, you must follow the procedures described in the separate instructions that you will receive and instruct the trustee of the 401(k) Plan to tender shares related to your individual account thereunder by 4:00 p.m., New York City time, on June 2, 2023.

SARs, RSUs and PSUs may not be tendered; however, you may tender shares that you have acquired through settlement of SARs, RSUs or PSUs.

You may contact any of the Dealer Managers, the Information Agent or your broker for assistance. The contact information for the Dealer Managers and Information Agent appears on the back cover of this Offer to Purchase. See Section 3 and the instructions to the Letter of Transmittal.

If I am a participant in the 401(k) Plan who invests in shares that are held by the plan trustee, how do I participate in the Offer?

Participants in the 401(k) Plan whose shares are held by the plan trustee may not use the Letter of Transmittal to direct the tender of shares held in the plan account but instead must follow the separate instructions that will be sent to plan participants by or on behalf of the trustee of the plan. These instructions will require a plan participant who wishes to tender shares held under the plan to complete and execute a direction form provided with the separate instructions. The separate instructions will include instructions as to where to send the direction form. For administrative reasons, the deadline for submitting direction forms will be 4:00 p.m., New York City time, on June 2, 2023, which is earlier than the Expiration Time of the Offer.

Notwithstanding anything to the contrary in this Offer to Purchase, participation in the “odd lot” tender option and conditional tenders are not permissible with respect to the tender of any shares under the 401(k) Plan.

Note that if you hold shares that are related to the Ashland Inc. Leveraged Employee Stock Ownership Plan (“LESOP”), any proceeds received in the Offer with respect to such shares will be reinvested in shares within the Valvoline common stock fund that is part of the 401(k) Plan and such reinvestment in shares within the Valvoline common stock fund will be subject to the same restrictions as imposed on the tendered shares. Further note that tendering shares in the Offer that relate to the LESOP may result in you having a lesser number of shares attributable to your account within the Valvoline common stock fund following the Offer. You should consult with your own tax or financial advisor as to the particular U.S. federal income tax and other consequences of your tendering shares pursuant to the Offer.

If I am a holder of SARs, RSUs or PSUs, how do I participate in the Offer?

If you are a holder of SARs, RSUs or PSUs, you may only tender shares that you have acquired through settlement of such SARs, RSUs or PSUs.

What happens if the shares tendered have an aggregate value of greater than $1.0 billion?

If the conditions of the Offer have been satisfied or waived and shares having an aggregate value (based on the Final Purchase Price) in excess of $1.0 billion (or such greater amount as we may elect to purchase, subject to applicable law) have been properly tendered at or below the Final Purchase Price and not properly withdrawn at or prior to the Expiration Time, we will purchase shares:

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first, from all holders of “odd lots” of fewer than 100 shares who properly tender all of their shares at or below the Final Purchase Price and do not properly withdraw them before the Expiration Time;

•

second, from all other shareholders who properly tender shares at or below the Final Purchase Price, on a pro rata basis (except for shareholders who tendered shares conditionally for which the condition was not satisfied); and

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third, only if necessary to permit us to purchase shares having an aggregate purchase price of $1.0 billion (or such greater amount as we may elect, subject to applicable law), from holders who have tendered shares conditionally at or below the Final Purchase Price (for which the condition was not initially satisfied) by random lot, to the extent feasible. To be eligible for purchase by random lot, shareholders whose shares are conditionally tendered must have tendered all of their shares.

Because of the “odd lot” priority, proration and conditional tender provisions described above, we may not purchase all of the shares that you tender. See Section 1.

If I own fewer than 100 shares and I tender all of my shares, will I be subject to proration?

If you own, beneficially or of record, fewer than 100 shares in the aggregate, you properly tender all of those shares at or below the Final Purchase Price before the Offer expires and you complete the section entitled “Odd Lots” in the Letter of Transmittal and, if applicable, in the Notice of Guaranteed Delivery, we will purchase all of your shares without subjecting them to the proration procedure. See Section 1.

Notwithstanding anything to the contrary in this Offer to Purchase, participation in the “odd lot” tender option is not permissible with respect to shares held within the 40l(k) Plan.

May I tender only a portion of the shares that I hold?

Yes. You do not have to tender all of the shares you own to participate in the Offer. However, if you wish to (x) receive the proration preference available for holders owning fewer than 100 shares in the aggregate or (y) tender your shares conditionally, then, in each case, you must have properly tendered and not properly withdrawn all of your shares.

Once I have tendered shares in the Offer, can I withdraw my tender?

Yes. You may withdraw any shares you have tendered at any time before 12:00 midnight, at the end of the day, New York City time, on Thursday, June 8, 2023, unless we extend the Offer, in which case you can withdraw your shares until the expiration of the Offer as extended. If we have not accepted for payment the shares you have tendered to us, you may also withdraw your shares at any time after 12:00 midnight, at the end of the day, New York City time, on July 10, 2023. See Section 4.

If you hold shares within the 401(k) Plan with respect to which you submitted an instruction to tender, you must follow the procedures described in the separate instructions that you will receive and instruct the trustee of the 401(k) Plan to withdraw any tendered shares related to your individual account thereunder by 4:00 p.m., New York City time, on June 2, 2023.

How do I withdraw shares I previously tendered?

To withdraw shares, you must deliver a written notice of withdrawal with the required information to the Depositary during the time period in which you still have the right to withdraw the shares. Your notice of withdrawal must specify your name, the number of shares to be withdrawn and the name of the registered holder of these shares. If you have used more than one Letter of Transmittal or have otherwise tendered shares in more than one group of shares, you may withdraw shares using either separate notices of withdrawal or a combined notice of withdrawal, so long as the required information is included. Some additional requirements apply if the share certificates to be withdrawn have been delivered to the Depositary or if your shares have been tendered under the procedure for book-entry transfer set forth in Section 3. See Section 4.

If you participate in the 401(k) Plan and are invested in shares that are held by the trustee of the plan with respect to which you submitted an instruction to tender, you will need to carefully review the materials provided by or on behalf of the trustee for instructions on how to effect a withdrawal of your instructions to tender shares. If you have tendered your shares by giving instructions to a broker, dealer, commercial bank, trust company or other nominee, you must instruct that person to arrange for the withdrawal of your shares.

Has the Company or its Board of Directors adopted a position on the Offer?

Our Board of Directors has approved the Offer. However, neither we nor our Board of Directors, the Dealer Managers, the Information Agent or the Depositary makes any recommendation to you as to whether you should tender or refrain from tendering your shares or as to the purchase price or the purchase prices at which you may choose to tender your shares. You must make your own decision as to whether to tender your shares and, if so, how many shares to tender and at what price or prices to tender. In so doing, you should read carefully the information in this Offer to Purchase and in the related Letter of Transmittal, including our reasons for making the Offer. See Sections 2 and 11. You should discuss whether to tender your shares with your broker or other financial or tax advisors.

Will the Company’s directors and executive officers tender shares in the Offer?

Our directors and executive officers are entitled to participate in the Offer in the same manner as all other stockholders. One of our executive officers, Heidi J. Matheys, has advised us that she currently intends to tender up to 10,000 shares in the Offer. All of our other directors and executive officers have informed us that they do not intend to participate in the Offer. Our directors and executive officers may, from time to time and in compliance with applicable law, sell their shares in open market transactions at prices that may or may not be more favorable than the applicable Final Purchase Price. See Section 11.

If I decide not to tender, how will the Offer affect my shares?

Shareholders who choose not to tender their shares will own a greater percentage interest in our outstanding shares following the consummation of the Offer. See Section 2.

What is the recent market price of my shares?

On May 10, 2023, the last full trading day before announcement and commencement of the Offer, the NYSE closing price per share was $38.45. You are urged to obtain current market quotations for the shares before deciding whether to tender your shares. See Section 8.

When will the Company pay for the shares I tender?

We will pay the purchase price, less any applicable withholding taxes and without interest, for the shares we purchase promptly after the expiration of the Offer and the acceptance of the shares for payment. The preliminary results of any proration will be announced by press release promptly after the expiration of the Offer. We will announce the final proration factor following the settlement of tenders by notice of guaranteed delivery and will commence payment for any shares purchased pursuant to the tender offer promptly after the expiration of the Offer and guaranteed delivery period. We do not expect, however, to announce the Final Purchase Price or the final results of any proration and to begin paying for tendered shares until at least three (3) business days after the Expiration Time. If you are a participant in the 401(k) Plan, you should be aware that different timing for payment may be applicable. See Section 5.

As noted above, we intend to pay for the purchase of the shares with cash on hand from the net proceeds received from the sale of our Global Products business.

Will I have to pay brokerage commissions if I tender my shares?

If you are the record owner of your shares and you tender your shares directly to the Depositary, you will not have to pay brokerage fees or similar expenses. If you own your shares through a broker, dealer, commercial bank, trust company or other nominee and that person tenders your shares on your behalf, that person may charge you a fee for doing so. You should consult with your broker, dealer, commercial bank, trust company or other nominee to determine whether any charges will apply. See Section 3.

Does the Company intend to repurchase any shares other than pursuant to the Offer during or after the Offer?

Rule 13e-4 and Rule 14e-5 of the Exchange Act generally prohibit us and our affiliates from purchasing any shares, other than pursuant to the Offer, during the Offer and for the period ending ten (10) business days after the expiration or termination of the Offer.

Commencing at least ten (10) business days following the expiration or termination of the Offer, we may purchase additional shares in the open market, subject to market conditions, and may also purchase shares in private transactions, exchange offers, tender offers or otherwise. Whether we make any additional purchases will depend on many factors, including, without limitation, the number of shares, if any, that we purchase in the Offer, our business and financial performance and condition, the business and market conditions at the time, including the market price of the shares, and such other factors as we may consider relevant. Any of these purchases may be on the same terms as, or on terms more or less favorable to shareholders than, the terms of the Offer.

What are the U.S. federal income tax consequences if I tender my shares?

The receipt of cash for your tendered shares generally will be treated for U.S. federal income tax purposes either as (1) a sale or exchange or (2) a distribution in respect of shares from the Company. For a more detailed discussion of the U.S. federal income tax consequences of participating in the Offer, see Section 14.

If you are a Non-U.S. Holder (as defined in Section 14), if the receipt of cash by you is treated as consideration received in a sale or exchange, and such consideration is not effectively connected with your conduct of a trade or business in the United States, you generally will not be subject to U.S. federal income taxation on the receipt of such cash ,subject to certain exceptions. However, if the receipt of cash is treated as a distribution with respect to your shares, you may be subject to U.S. federal withholding tax on the portion of such distribution treated as a “dividend” for U.S. federal income tax purposes at a rate of 30% (or such lower rate as may be specified pursuant to an applicable income tax treaty). The treatment of the receipt of cash depends upon facts that are unique to each shareholder. See Section 14. Thus, as a Non-U.S. Holder, you should expect that the Depositary or other applicable withholding agent will likely withhold U.S. federal withholding tax at a rate of 30% from any payments made to you pursuant to the Offer unless such withholding agent receives documentation pursuant to which it may determine that a reduced rate of, or exemption from, such withholding applies. See Sections 3 and 14. If such tax has been withheld, but the receipt of cash for your tendered shares is in fact properly treated as consideration received in a sale or exchange, then you may apply for a refund of such withheld amount. See Section 14 for additional information. Special tax consequences may apply with respect to shares tendered through the 401(k) Plan.

We recommend that you consult with your tax advisor with respect to your particular situation.

Will I have to pay stock transfer tax if I tender my shares?

We will pay all stock transfer taxes unless payment is made to, or if shares not tendered or accepted for payment are to be registered in the name of, someone other than the registered holder, or tendered certificates are registered in the name of someone other than the person signing the Letter of Transmittal. See Section 5.

Who can I talk to if I have questions?

If you have any questions regarding the Offer, please contact BofA Securities, Inc., Morgan Stanley & Co. LLC and Goldman Sachs & Co. LLC, the Dealer Managers, or Georgeson LLC, the Information Agent. Contact information for the Dealer Managers and Information Agent is set forth on the back cover of this Offer to Purchase.

FORWARD-LOOKING STATEMENTS

In this Offer to Purchase there are statements concerning our future operating results and future financial performance. Words such as “expects”, “anticipates”, “believes”, “estimates”, “may”, “will”, “should”, “could”, “potential”, “continue”, “intends”, “plans” and similar words and terms used in the discussion of future operating results, future financial performance and future events identify forward-looking statements. Investors are cautioned that such forward-looking statements are not guarantees of future performance, results or events and involve risks and uncertainties and that actual results or developments may differ materially from the forward-looking statements as a result of various factors.

These forward-looking statements are based on Valvoline’s current expectations, estimates, projections and assumptions as of the date such statements are made and are subject to risks and uncertainties that may cause results to differ materially from those expressed or implied in the forward-looking statements. Factors that might cause such differences include, but are not limited to, those discussed under the headings “Risk Factors” in Item 1A of Part I of our Annual Report on Form 10-K for the fiscal year ended September 30, 2022, “Management’s Discussion and Analysis of Financial Condition and Results of Operation” in Item 7 of Part II of our Annual Report on Form 10-K for the fiscal year ended September 30, 2022 and “Quantitative and Qualitative Disclosures about Market Risk” in Item 7A of Part II of our Annual Report on Form 10-K for the fiscal year ended September 30, 2022.

These factors are not necessarily all of the important factors that could cause our actual results to differ materially from those expressed in any of our forward-looking statements. Other unknown or unpredictable factors could cause our actual results to differ materially from those expressed in any of our forward-looking statements.

Given these uncertainties, you are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements are made only as of the date of this Offer to Purchase. Except to the extent required by law, we do not undertake, and specifically decline any obligation, to update any forward-looking statements or to publicly announce the results of any revisions to any of such statements to reflect future events or developments. Comparisons of results for current and any prior periods are not intended to express any future trends or indications of future performance, unless expressed as such, and should only be viewed as historical data.

You should read this Offer to Purchase with the understanding that our actual future results, levels of activity, performance and events and circumstances may be materially different from what we expect. We qualify all forward-looking statements by these cautionary statements.

Certain numerical figures included in this Offer to Purchase have been subject to rounding adjustments. Accordingly, such numerical figures shown as totals in various tables may not be arithmetic aggregations of the figures that precede them.

INTRODUCTION

To the Holders of Our Shares:

We invite our shareholders to tender shares of our common stock, par value $0.01 per share (the “shares”), for purchase by us. Upon the terms and subject to the conditions of this Offer to Purchase and the related Letter of Transmittal (which together, as they may be amended and supplemented from time to time, constitute the “Offer”), we are offering to purchase up to $1.0 billion in value of our shares at a price not greater than $40.00 per share nor less than $35.00 per share, to the seller in cash, less any applicable withholding taxes and without interest.

The Offer will expire at 12:00 midnight, at the end of the day, New York City time, on Thursday, June 8, 2023, unless extended (such date and time, as they may be extended, the “Expiration Time”) or terminated.

Tendering shareholders may specify a price not greater than $40.00 per share nor less than $35.00 per share (in increments of $0.25) at which they are willing to sell their shares pursuant to the Offer. On the terms and subject to the conditions of the Offer, we will designate a single per share price that we will pay for shares properly tendered and not properly withdrawn from the Offer, taking into account the total number of shares tendered and the prices specified by tendering shareholders. We will select the lowest purchase price, not greater than $40.00 per share nor less than $35.00 per share, that will allow us to purchase the shares having an aggregate purchase price of $1.0 billion, or a lower amount depending on the number of shares properly tendered and not properly withdrawn (such purchase price, the “Final Purchase Price”). Only shares validly tendered at prices at or below the Final Purchase Price, and not properly withdrawn, will be eligible for purchase in the Offer. All shares acquired in the Offer will be acquired at the Final Purchase Price, including those shares tendered at a price lower than the Final Purchase Price. However, due to the “odd lot” priority, proration and conditional tender offer provisions described in this Offer to Purchase, all of the shares tendered may not be purchased if the number of shares properly tendered at or below the Final Purchase Price and not properly withdrawn have an aggregate value in excess of $1.0 billion (based on the Final Purchase Price).

We will purchase only those shares properly tendered and not properly withdrawn upon the terms and conditions of the Offer. All shares accepted for payment will be paid promptly after the Expiration Time, to the seller in cash, less any applicable withholding taxes and without interest. At the maximum Final Purchase Price of $40.00 per share, we would purchase 25,000,000 shares if the Offer is fully subscribed, which would represent approximately 15.08% of the issued and outstanding shares as of May 5, 2023. At the minimum Final Purchase Price of $35.00 per share, we would purchase 28,571,429 shares if the Offer is fully subscribed, which would represent approximately 17.23% of the issued and outstanding shares as of May 5, 2023.

Shares not purchased in the Offer will be returned at our expense promptly following the expiration of the Offer. See Section 3. We reserve the right, in our sole discretion, to change the per share purchase price and to increase or decrease the aggregate value of shares sought in the Offer, subject to applicable law. See Section 1.

In accordance with the rules of the SEC, we may purchase in the Offer up to an additional 2% of our outstanding shares without amending or extending the Offer. See Sections 1 and 15.

We expressly reserve the right, in our sole discretion, to change the per share purchase price options, to increase or decrease the aggregate value of shares sought in the Offer or to otherwise amend the Offer, subject to applicable legal requirements. See Sections 1 and 15.

Tendering shareholders whose shares are registered in their own names and who tender directly to Equiniti Trust Company, the Depositary for the Offer, will not be obligated to pay brokerage fees or commissions or, except as set forth in Instruction 7 to the Letter of Transmittal, stock transfer taxes on the purchase of shares by us under the Offer. If you own your shares through a broker, dealer, commercial bank, trust company or other nominee and that person tenders your shares on your behalf, that person may charge you a fee for doing so. You should consult your broker, dealer, commercial bank, trust company or other nominee to determine whether any charges will apply.

The Offer is not conditioned upon any minimum number of shares being tendered and is not subject to a financing condition. The Offer is, however, subject to a number of other conditions. See Section 7.

Our Board of Directors has approved the Offer. However, neither we nor our Board of Directors, the Dealer Managers, the Information Agent or the Depositary is making any recommendation as to whether you should tender or refrain from tendering your shares or as to the price or prices at which you may choose to tender your shares. Neither we, nor the Dealer Managers, the Information Agent or the Depositary have authorized any person to make any recommendation. You must decide whether to tender your shares and, if so, how many shares to tender and at what price or prices to tender. In so doing, you should read and evaluate carefully the information in this Offer to Purchase and in the related Letter of Transmittal and you should discuss whether to tender your shares with your broker or other financial or tax advisor. See Section 2.

Section 14 of this Offer to Purchase describes material U.S. federal income tax consequences of a sale of shares under the Offer.

As of May 5, 2023, there were 165,808,937 shares issued and outstanding. The shares are listed and traded on the NYSE under the symbol “VVV.” On May 10, 2023, the last full trading day before announcement and commencement of the Offer, the NYSE closing price per share of our shares was $38.45. Shareholders are urged to obtain current market quotations for the shares before deciding whether to tender their shares. See Section 8.

THE TENDER OFFER

1.	Number of Shares; Proration

General. Upon the terms and subject to the conditions of the Offer, we will purchase shares having an aggregate purchase price of $1.0 billion or such lesser amount of shares as are properly tendered and not properly withdrawn in accordance with Section 4 at or prior to the Expiration Time, at a price not greater than $40.00 per share nor less than $35.00 per share to the seller in cash, less any applicable withholding taxes and without interest (such purchase price, the “Final Purchase Price”). If, based on the Final Purchase Price, all shares properly tendered at or below the Final Purchase Price and not properly withdrawn have an aggregate value of less than $1.0 billion, we will buy all such shares.

The term “Expiration Time” means 12:00 midnight, at the end of the day, New York City time, on Thursday, June 8, 2023, unless we, in our sole discretion, shall have extended the period of time during which the Offer will remain open, in which event the term “Expiration Time” shall refer to the latest time and date at which the Offer, as so extended by us, shall expire. See Section 15 for a description of our right to extend, delay, terminate or amend the Offer. In accordance with the rules of the SEC, we may purchase in the Offer up to an additional 2% of our outstanding shares (approximately 3,316,179 shares, based on 165,808,937 issued and outstanding shares as of May 5, 2023) without amending or extending the Offer. See Section 15.

In accordance with Instruction 5 of the Letter of Transmittal, shareholders desiring to tender shares must either elect to accept the price determined in the Offer or specify a price not greater than $40.00 per share nor less than $35.00 per share (in increments of $0.25) at which they are willing to sell their shares to us under the Offer. Promptly following the Expiration Time, we will determine the Final Purchase Price that we will pay for shares properly tendered and not properly withdrawn from the Offer, taking into account the number of shares tendered and the prices specified by tendering shareholders. If you agree to accept the purchase price determined in the Offer, your shares will be deemed to be tendered at the minimum price of $35.00 per share, a price that is below the closing market price for the shares on May 10, 2023, the last full trading day before announcement and commencement of the Offer, when the NYSE closing price was $38.45.

We will designate a single per share price that we will pay for shares properly tendered and not properly withdrawn from the Offer, taking into account the total number of shares tendered and the prices specified by tendering shareholders. We will select the lowest purchase price, not greater than $40.00 per share nor less than $35.00 per share, that will allow us to purchase shares having an aggregate purchase price of $1.0 billion, or a lower amount depending on the number of shares properly tendered and not properly withdrawn. All shares acquired in the Offer will be acquired at the Final Purchase Price, including those shares tendered at a price lower than the Final Purchase Price. All shares we purchase will be purchased at the Final Purchase Price, even if such shares were tendered at a lower purchase price; however, we will not purchase any shares tendered at a price above the Final Purchase Price.

We will announce the Final Purchase Price by press release as promptly as practicable after such determination has been made. We do not expect, however, to announce the Final Purchase Price or the final results of any proration and to begin paying for tendered shares until at least three (3) business days after the Expiration Time. If you are a participant in the 401(k) Plan, you should be aware that different timing for payment may be applicable. We will only purchase shares properly tendered and not properly withdrawn. We may not purchase all of the shares tendered at or below the Final Purchase Price if, based on the Final Purchase Price, shares representing an aggregate purchase price of more than $1.0 billion (or such greater amount as we may choose to purchase subject to applicable law) are properly tendered at or below the Final Purchase Price and not properly withdrawn, because of the odd lot priority, proration and conditional tender provisions of the Offer. We will return all shares tendered and not purchased pursuant to the Offer, including shares tendered at prices in excess of the Final Purchase Price and shares not purchased because of proration or conditional tenders, to the tendering shareholders at our expense, promptly following the Expiration Time.

By following the instructions to the Letter of Transmittal, shareholders can specify different minimum prices for specified portions of their shares, but a separate Letter of Transmittal must be submitted for shares tendered at each price. Shareholders can also specify the order in which the specified portions will be purchased in the event that, as a result of proration or otherwise, some but not all of the tendered shares are purchased pursuant to the Offer. In the event a shareholder does not designate such order and fewer than all shares are purchased due to proration, the Depositary will select the order of shares purchased.

If you are a participant in the 401(k) Plan, you should be aware that the plan is prohibited from selling shares to us for a price less than the prevailing market price. Accordingly, the plan trustee may be prohibited from following participant directions to tender shares to the Company at certain prices within the offer range.

We expressly reserve the right, in our sole discretion, to change the per share purchase price options and to increase or decrease the value of shares sought in the Offer. We may increase the value of shares sought in the Offer to an amount greater than $1.0 billion, subject to applicable law. In accordance with the rules of the SEC, we may increase the number of shares accepted for payment in the Offer by no more than 2% of the outstanding shares without amending or extending the Offer. In the event that we decide to purchase an additional number of shares in excess of 2% of the outstanding shares, we will amend and extend the Offer in compliance with applicable law. See Section 15.

If more than $1.0 billion of shares (or such greater value of shares as we may elect to purchase, subject to applicable law) are properly tendered at or below the Final Purchase Price and not properly withdrawn, shares tendered at or below the Final Purchase Price at or prior to the Expiration Time will be subject to proration as described below, except for “odd lots” and shares conditionally tendered for which the tender condition was not initially satisfied.

If the number of shares properly tendered at or below the Final Purchase Price, and not properly withdrawn at or prior to the Expiration Time, have an aggregate value (based on the Final Purchase Price) of less than or equal to $1.0 billion, or such greater amount as we may elect to purchase, subject to applicable law, we will, upon the terms and subject to the conditions of the Offer, purchase all shares so tendered at or below the Final Purchase Price.

If we:

•	change either of the per share price options or add additional purchase price options;

•

increase the aggregate value of shares being sought in the Offer (and thereby increase the number of shares purchasable in the Offer) and such increase in the number of shares purchasable in the Offer exceeds 2% of our outstanding shares (approximately 3,316,179 shares, based on 165,808,937 issued and outstanding shares as of May 5, 2023); or

•	decrease the aggregate value of shares being sought in the Offer (and thereby decrease the number of shares purchasable in the Offer); and

the Offer is scheduled to expire at any time earlier than the expiration of a period ending at 12:00 midnight, at the end of the day, New York City time, on the tenth (10th) business day (as defined below) from, and including, the date on which notice of any such change is first published, sent or given in the manner specified in Section 15, then the Offer will be extended until the expiration of such period of ten (10) business days. For the purposes of the Offer, a “business day” means any day other than a Saturday, Sunday or United States federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City time.

The Offer is not conditioned upon any minimum number of shares being tendered and is not subject to a financing condition. The Offer is, however, subject to a number of other conditions. See Section 7.

Priority of Purchases. Upon the terms and subject to the conditions of the Offer, if the number of shares properly tendered at or below the Final Purchase Price and not properly withdrawn at or prior to the Expiration

Time have an aggregate value (based on the Final Purchase Price) greater than $1.0 billion (or such greater amount as we may elect to purchase subject to applicable law), we will purchase properly tendered shares on the basis set forth below:

•	First, upon the terms and subject to the conditions of the Offer, we will purchase all shares tendered at or below the Final Purchase Price by any Odd Lot Holder (as defined below) who:

•	tenders all shares owned, beneficially or of record, by the Odd Lot Holder (tenders of fewer than all of the shares owned by the Odd Lot Holder will not qualify for this preference); and

•	completes the section entitled “Odd Lots” in the Letter of Transmittal and, if applicable, in the Notice of Guaranteed Delivery.

•

Second, subject to the conditional tender provisions described in Section 6, we will purchase all other shares tendered at or below the Final Purchase Price (except shares tendered conditionally for which the condition was not satisfied) on a pro rata basis with appropriate adjustments to avoid purchases of fractional shares, as described below, until we have acquired $1.0 billion of shares.

•

Third, only if necessary to permit us to purchase shares having an aggregate purchase price of $1.0 billion (or such greater amount as we may elect to purchase subject to applicable law), shares conditionally tendered at or below the Final Purchase Price (for which the condition was not initially satisfied) and not properly withdrawn will, to the extent feasible, be selected for purchase by random lot. To be eligible for purchase by random lot, shareholders whose shares are conditionally tendered must have tendered all of their shares. See Section 6.

As a result of the foregoing priorities applicable to the purchase of shares tendered, it is possible that all of the shares that a shareholder tenders in the Offer may not be purchased. In addition, if a tender is conditioned upon the purchase of a specified number of shares, it is possible that none of those shares will be purchased.

Odd Lots. The term “odd lots” means all shares properly tendered at or prior to the Expiration Time and not properly withdrawn by any person (an “Odd Lot Holder”) who owned, beneficially or of record, a total of fewer than 100 shares and so certified in the appropriate place on the Letter of Transmittal and, if applicable, on the Notice of Guaranteed Delivery. To qualify for this preference, an Odd Lot Holder must tender all shares owned by the Odd Lot Holder in accordance with the procedures described in Section 3. Odd lots will be accepted for payment before any proration of the purchase of other tendered shares. This preference is not available to partial tenders or to beneficial or record holders of an aggregate of 100 or more shares, even if these holders have separate accounts or certificates representing fewer than 100 shares. By tendering in the Offer, an Odd Lot Holder who holds shares in its name and tenders its shares directly to the Depositary would not only avoid the payment of brokerage commissions, but also would avoid any applicable odd lot discounts in a sale of the holder’s shares. Any Odd Lot Holder wishing to tender all of the shareholder’s shares pursuant to the Offer should complete the section entitled “Odd Lots” in the Letter of Transmittal and, if applicable, in the Notice of Guaranteed Delivery. Participants in the 401(k) Plan may not participate in the odd lot tender option.

Proration. If proration of tendered shares is required, we will determine the proration factor promptly after the expiration of the Offer. Subject to adjustment to avoid the purchase of fractional shares and subject to the provisions governing conditional tenders described in Section 6, proration for each shareholder tendering shares, other than Odd Lot Holders and shares conditionally tendered, will be based on the ratio of the number of shares properly tendered at or below the Final Purchase Price and not properly withdrawn by the shareholder to the total number of shares properly tendered at or below the Final Purchase Price and not properly withdrawn by all shareholders, other than Odd Lot Holders. The preliminary results of any proration will be announced by press release promptly after the expiration of the Offer. We will announce the final proration factor following the settlement of tenders by notice of guaranteed delivery and will commence payment for any shares purchased pursuant to the tender offer promptly after the expiration of the Offer and the guaranteed delivery period. After the Expiration Time, shareholders may obtain preliminary proration information from the Dealer Managers or the

Information Agent and also may be able to obtain the information from their brokers. We do not expect, however, to announce the Final Purchase Price or the final results of any proration and to begin paying for tendered shares until at least three (3) business days after the Expiration Time.

As described in Section 14, the number of shares that we will purchase from a shareholder under the Offer may affect the U.S. federal income tax consequences to that shareholder and, therefore, may be relevant to a shareholder’s decision whether or not to tender shares and whether or not to condition any tender upon our purchase of a minimum number of shares held by such shareholder.

This Offer to Purchase and the related Letter of Transmittal will be mailed to record holders of shares and will be furnished to brokers, dealers, commercial banks and trust companies whose names, or the names of whose nominees, appear on our shareholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing for subsequent transmittal to beneficial owners of shares.

2.	Purpose of the Tender Offer; Certain Effects of the Tender Offer; Other Plans

Purpose of the Tender Offer. We intend to pay for the purchase of the shares, including related fees and expenses, with cash on hand from the net proceeds received from the sale of our Global Products business, as described in Section 9.

Our Board of Directors believes that it is in the best interest of the Company to use a substantial portion of the net proceeds from the sale of our Global Products business to effectuate a significant return of capital to our shareholders. After evaluating various alternatives, expected capital requirements and legal restrictions, we believe that the Offer represents an attractive opportunity for us to return capital to those of our shareholders who elect to tender their shares, subject to the terms and conditions of the Offer. Additionally, shareholders who do not participate in the Offer will experience an automatic increase their relative percentage interest in us. Where shares are tendered by the registered owner of those shares directly to the Depositary, the sale of those shares in the Offer will permit the seller to avoid the usual transaction costs associated with open market sales. Furthermore, Odd Lot Holders who hold shares registered in their names and tender all of their shares directly to the Depositary and whose shares are purchased pursuant to the Offer will avoid not only the payment of brokerage commissions but also any applicable odd lot discounts that might be payable on sales of their shares in NYSE transactions.

Neither we nor any member of our Board of Directors, the Dealer Managers, the Information Agent or the Depositary makes any recommendation to any shareholder as to whether to tender or refrain from tendering any shares or as to the price or prices at which you may choose to tender your shares. Neither we, nor the Dealer Managers, the Information Agent or the Depositary have authorized any person to make any such recommendation. Shareholders should carefully evaluate all information in the Offer. Shareholders are also urged to consult with their financial and tax advisors to determine the consequences to them of participating or not participating in the Offer, and should make their own decisions about whether to tender shares and, if so, how many shares to tender and at what price or prices to tender. In doing so, you should read carefully the information in this Offer to Purchase and in the related Letter of Transmittal.

Certain Effects of the Offer. Shareholders who do not tender their shares pursuant to the Offer and shareholders who otherwise retain an equity interest in the Company as a result of a partial tender of shares or proration will continue to be owners of the Company. As a result, those shareholders will realize a proportionate increase in their relative equity interest in the Company, if any, and will bear the attendant risks associated with owning our equity securities, including risks resulting from our purchase of shares. We can give no assurance, however, that we will not issue additional shares or equity interests in the future. Shareholders may be able to sell non-tendered shares in the future on the NYSE or otherwise, at a net price significantly higher or lower than the purchase price in the Offer. We can give no assurance, however, as to the price at which a shareholder may be able to sell his or her shares in the future.

Shares that we purchase in the Offer will be retired and will return to the status of authorized but unissued shares. The Offer will reduce our “public float” (the number of shares owned by non-affiliate shareholders and available for trading in the securities markets) and is likely to reduce the number of our shareholders. These reductions may result in lower stock prices and/or reduced liquidity in the trading market for our shares following completion of the Offer.

The accounting for our purchase of the shares in the Offer will result in a reduction of our stockholders’ equity in an amount equal to (i) the aggregate purchase price of the shares we purchase and (ii) related costs to repurchase the shares, inclusive of excise taxes. It will also result in a reduction in cash and cash equivalents and cash outflows from financing activities as a result of funding the purchase of the shares in the Offer and related fees and expenses. There will also be a reduction in the number of outstanding shares in an amount equal to the number of shares that we repurchase pursuant to the Offer, which will affect the calculation of our earnings per share.

For information regarding the intentions of our directors and executive officers to tender in the Offer or sell shares in the open market during the pendency of the Offer, see Section 11.

Other Plans. In connection with the sale of its Global Products business, the Company discontinued its dividend. The last dividend was paid by the Company on December 15, 2022.

Except as otherwise disclosed in this Offer to Purchase, we currently have no plans, proposals or negotiations underway that relate to or would result in:

•	any extraordinary transaction, such as a merger, reorganization or liquidation, involving us or any of our subsidiaries;

•	any purchase, sale or transfer of an amount of our assets or any of our subsidiaries’ assets which is material to us and our subsidiaries, taken as a whole;

•

any change in our present board of directors or management or any plans or proposals to change the number or the term of directors or to fill any vacancies on the Board of Directors (except that we may fill vacancies arising on the Board of Directors in the future) or to change any material term of the employment contract of any executive officer;

•	any material change in our present dividend rate or policy, our indebtedness or capitalization, our corporate structure or our business;

•	any class of our equity securities to be delisted from the NYSE or ceasing to be authorized to be quoted on NYSE;

•	any class of our equity securities becoming eligible for termination of registration under Section 12(g) of the Exchange Act;

•	the suspension of our obligation to file reports under Section 15(d) or Section 13 of the Exchange Act;

•	the acquisition or disposition by any person of our securities; or

•	any changes in our charter or by-laws that could impede the acquisition of control of us.

Although we currently do not have any plans other than as disclosed in this Offer to Purchase that relate to or would result in any of the events discussed above, as we evaluate opportunities, we may undertake or plan actions that relate to or could result in one or more of these events.

3.	Procedures for Tendering Shares

Valid Tender. For a shareholder to make a valid tender of shares under the Offer, (i) the Depositary must receive, at one of its addresses set forth on the back cover of this Offer to Purchase and at or prior to the Expiration Time:

•

a Letter of Transmittal, or a facsimile thereof, properly completed and duly executed, together with any required signature guarantees, or, in the case of a book-entry transfer, an “agent’s message” (see “—Book-Entry Transfer” below), and any other required documents; and

•

either certificates representing the tendered shares or, in the case of tendered shares delivered in accordance with the procedures for book-entry transfer we describe below, a book-entry confirmation of that delivery (see “—Book-Entry Transfer” below); or

(ii) the tendering shareholder must, before the Expiration Time, comply with the guaranteed delivery procedures we describe below.

In accordance with Instruction 5 of the Letter of Transmittal, if you want to tender your shares you must properly complete the pricing section of the Letter of Transmittal, which is called “Price at Which You Are Tendering.” A tender of shares will be proper if, and only if, the pricing section is properly completed.

If you check the box in the section captioned “Shares Tendered At Price Determined Under the Offer” in the section of the Letter of Transmittal captioned “Price (In Dollars) Per Share At Which Shares Are Being Tendered,” you will maximize the chance that your shares will be purchased by us in the Offer. By checking this box, you will be deemed to have tendered your shares at the minimum price of $35.00 per share. However, you should understand that this election may lower the Final Purchase Price paid for all purchased shares in the Offer and could result in your shares being purchased at the minimum price of $35.00 per share, a price that is below the closing market price for the shares on May 10, 2023, the last full trading day before announcement and commencement of the Offer, when the NYSE closing price was $38.45. If you wish to indicate a specific price (in increments of $0.25) at which your shares are being tendered, you must check the appropriate box in the section captioned “Shares Tendered At Price Determined By Shareholder” in the section captioned “Price (In Dollars) Per Share At Which Shares Are Being Tendered” in the Letter of Transmittal. You should be aware that this election could mean that none of your shares will be purchased in the Offer if you check a box other than the box representing the price at or below the Final Purchase Price.

If you want to tender portions of your shares at different prices you must complete a separate Letter of Transmittal for each portion of your shares that you want to tender at a different price. However, the same shares cannot be tendered (unless properly withdrawn previously in accordance with Section 4) at more than one price. To tender shares properly, one (and only one) price box must be checked in the “Price at Which You Are Tendering” section on each Letter of Transmittal.

If a broker, dealer, commercial bank, trust company or other nominee holds your shares, you must contact your broker, dealer, commercial bank, trust company or other nominee to tender your shares. We urge shareholders who hold shares through a broker, dealer, commercial bank, trust company or other nominee to consult such party to determine whether transaction costs are applicable if they tender shares through such party and not directly to the Depositary and whether there is an earlier deadline for you to instruct them to accept the Offer on your behalf.

The valid tender of shares by you by one of the procedures described in this Section 3 will constitute a binding agreement between you and us on the terms of, and subject to the conditions to, the Offer, which agreement will be governed by the laws of the State of New York.

Odd Lot Holders who tender all their shares must also complete the section captioned “Odd Lots” in the Letter of Transmittal and, if applicable, in the Notice of Guaranteed Delivery, to qualify for the preferential treatment available to Odd Lot Holders as set forth in Section 1.

Shareholders may tender shares subject to the condition that all, or a specified minimum number of shares, be purchased. Any shareholder desiring to make such a conditional tender should so indicate in the box entitled “Conditional Tender” in the Letter of Transmittal. It is the tendering shareholder’s responsibility to determine the minimum number of shares to be purchased. Shareholders should consult their own financial and tax advisors with respect to the effect of proration of the Offer and the advisability of making a conditional tender. See Sections 6 and 14.

Book-Entry Transfer. For purposes of the Offer, the Depositary will establish an account for the shares at The Depository Trust Company (the “book-entry transfer facility”) within two (2) business days after the date of this Offer to Purchase. Any financial institution that is a participant in the book-entry transfer facility’s system may make book-entry delivery of shares by causing the book-entry transfer facility to transfer those shares into the Depositary’s account in accordance with the book-entry transfer facility’s procedures for that transfer. Although delivery of shares may be effected through book-entry transfer into the Depositary’s account at the book-entry transfer facility, the Letter of Transmittal, or a facsimile thereof, properly completed and duly executed, with any required signature guarantees, or an agent’s message, and any other required documents must, in any case, be transmitted to, and received by, the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase at or prior to the Expiration Time, or the tendering shareholder must comply with the guaranteed delivery procedures we describe below.

The confirmation of a book-entry transfer of shares into the Depositary’s account at the book-entry transfer facility as we describe above is referred to herein as a “book-entry confirmation.” Delivery of documents to the book-entry transfer facility in accordance with the book-entry transfer facility’s procedures will not constitute delivery to the Depositary.

The term “agent’s message” means a message transmitted by the book-entry transfer facility to, and received by, the Depositary and forming a part of a book-entry confirmation, stating that the book-entry transfer facility has received an express acknowledgment from the participant tendering shares through the book-entry transfer facility that the participant has received and agrees to be bound by the terms of the Letter of Transmittal and that we may enforce that agreement against that participant.

Method of Delivery. The method of delivery of shares, the Letter of Transmittal and all other required documents, including delivery through the book-entry transfer facility, is at the election and risk of the tendering shareholder. Shares will be deemed delivered only when actually received by the Depositary (including, in the case of a book-entry transfer, by book-entry confirmation). If you plan to make delivery by mail, we recommend that you deliver by registered mail with return receipt requested and obtain proper insurance. In all cases, sufficient time should be allowed to ensure timely delivery.

Signature Guarantees. No signature guarantee will be required on a Letter of Transmittal for shares tendered thereby if:

•

the “registered holder(s)” of those shares signs the Letter of Transmittal and has not completed either the box entitled “Special Delivery Instructions” or the box entitled “Special Payment Instructions” in the Letter of Transmittal; or

•	those shares are tendered for the account of an “eligible institution.”

For purposes hereof, a “registered holder” of tendered shares will include any participant in the book-entry transfer facility’s system whose name appears on a security position listing as the owner of those shares, and an “eligible institution” is a “financial institution,” which term includes most commercial banks, savings and loan associations and brokerage houses, that are participants in any of the following: (i) the Securities Transfer Agents Medallion Program; (ii) the New York Stock Exchange, Inc. Medallion Signature Program; or (iii) the Stock Exchange Medallion Program.

Except as we describe above, all signatures on any Letter of Transmittal for shares tendered thereby must be guaranteed by an eligible institution. See Instructions 1, 6 and 8 to the Letter of Transmittal. If the certificates for shares are registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made or certificates for shares not tendered or not accepted for payment are to be returned to a person other than the registered holder of the certificates surrendered, then the tendered certificates must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name or names of the registered holders or owners appear on the certificates, with the signatures on the certificates or stock powers guaranteed as stated above. See Instructions 1, 6 and 8 to the Letter of Transmittal.

Guaranteed Delivery. If you wish to tender shares under the Offer and your certificates for shares are not immediately available, the procedures for book-entry transfer cannot be completed on a timely basis or time will not permit all required documents to reach the Depositary at or prior to the Expiration Time, your tender may be effected if all the following conditions are met:

•	your tender is made by or through an eligible institution;

•	a properly completed and duly executed Notice of Guaranteed Delivery in the form we have provided is received by the Depositary, as provided below, at or prior to the Expiration Time; and

•

the Depositary receives, at one of its addresses set forth on the back cover of this Offer to Purchase and within the period of two trading days after the Expiration Time, either: (i) the certificates representing the shares being tendered, in the proper form for transfer, together with (1) a Letter of Transmittal, or a facsimile thereof, relating thereto, which has been properly completed and duly executed and includes all signature guarantees required thereon and (2) all other required documents; or (ii) confirmation of book-entry transfer of the shares into the Depositary’s account at the book-entry transfer facility, together with (1) either a Letter of Transmittal, or a facsimile thereof, relating thereto, which has been properly completed and duly executed and includes all signature guarantees required thereon or an agent’s message in the case of a book-entry transfer, and (2) all other required documents.

For these purposes, a “trading day” is any day on which NYSE is open for business.

A Notice of Guaranteed Delivery must be delivered to the Depositary by hand, overnight courier, facsimile transmission or mail before the Expiration Time and must include a guarantee by an eligible institution in the form set forth in the Notice of Guaranteed Delivery.

Return of Unpurchased Shares. The Depositary will return certificates for unpurchased shares promptly after the expiration or termination of the Offer or the proper withdrawal of the shares, as applicable, or, in the case of shares tendered by book-entry transfer at the book-entry transfer facility, the Depositary will credit the shares to the appropriate account maintained by the tendering shareholder at the book-entry transfer facility, in each case without expense to the shareholder.

Tendering Shareholder’s Representation and Warranty; Our Acceptance Constitutes an Agreement. It is a violation of Rule 14e-4 promulgated under the Exchange Act for a person acting alone or in concert with others, directly or indirectly, to tender shares for such person’s own account unless at the time of tender and at the Expiration Time such person has a “net long position” in (a) the shares that are equal to or greater than the amount tendered and will deliver or cause to be delivered such shares for the purpose of tendering to us within the period specified in the Offer or (b) other securities immediately convertible into, exercisable for or exchangeable into shares (“Equivalent Securities”) that is equal to or greater than the amount tendered and, upon the acceptance of such tender, will acquire such shares by conversion, exchange or exercise of such Equivalent Securities to the extent required by the terms of the Offer and will deliver or cause to be delivered such shares so acquired for the purpose of tender to us within the period specified in the Offer. Rule 14e-4 also provides a similar restriction applicable to the tender or guarantee of a tender on behalf of another person. A tender of shares made pursuant to any method of delivery set forth herein will constitute the tendering shareholder’s acceptance of the terms and conditions of the Offer, as well as the tendering shareholder’s representation and warranty to us that (a) such shareholder has a “net long position” in shares or Equivalent Securities at least equal to the shares being tendered within the meaning of Rule 14e-4, and (b) such tender of shares complies with Rule 14e-4. Our acceptance for payment of shares tendered pursuant to the Offer will constitute a binding agreement between the tendering shareholder and us upon the terms and subject to the conditions of the Offer.

Determination of Validity; Rejection of Shares; Waiver of Defects; No Obligation to Give Notice of Defects. All questions as to the number of shares to be accepted, the price to be paid for shares to be accepted and the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of shares will be determined by us, in our sole discretion, and our determination will be final and binding on all parties, subject to a shareholder’s right to challenge our determination in a court of competent jurisdiction. We reserve the absolute right at or prior to the Expiration Time to reject any or all tenders we determine not to be in proper form or the acceptance for payment of or payment for which may, in the opinion of our counsel, be unlawful. We also reserve the absolute right, subject to applicable law, to waive any conditions of the Offer with respect to all shareholders or any defect or irregularity in any tender with respect to any particular shares or any particular shareholder whether or not we waive similar defects or irregularities in the case of other shareholders. No tender of shares will be deemed to have been validly made until all defects or irregularities relating thereto have been cured or waived. None of us, the Dealer Managers, the Information Agent, the Depositary or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. Our interpretation of the terms of and conditions to the Offer, including the Letter of Transmittal and the instructions thereto, will be final and binding on all parties, subject to a shareholder’s right to challenge our determination in a court of competent jurisdiction. By tendering shares to us, you agree to accept all decisions we make concerning these matters and waive any right you might otherwise have to challenge those decisions.

401(k) Plan. Participants in the 401(k) Plan whose shares are held by the plan trustee may not use the Letter of Transmittal to direct the tender of shares held in the plan account. Instead, to tender plan shares, plan participants must follow the separate instructions that will be provided by or on behalf of the trustee of the plan. These instructions will require a plan participant to complete and execute a direction form provided with the separate instructions in order to tender shares held in plan accounts. The separate instructions will specify instructions as to where to send the direction form and the deadline for submitting the direction form to the trustee. For administrative reasons, the deadline for submitting direction forms will be 4:00 p.m., New York City time, on June 2, 2023, which is earlier than the Expiration Time of the Offer.

Note that if you hold shares that are related to the Ashland Inc. Leveraged Employee Stock Ownership Plan (“LESOP”), any proceeds received in the Offer with respect to such shares will be reinvested in shares within the Valvoline common stock fund that is part of the 401(k) Plan and such reinvestment in shares within the Valvoline common stock fund will be subject to the same restrictions as imposed on the tendered shares. Further note that tendering shares in the Offer that relate to the LESOP may result in you having a lesser number of shares attributable to your account within the Valvoline common stock fund following the Offer. You should consult with your own tax or financial advisor as to the particular U.S. federal income tax and other consequences of your tendering shares pursuant to the Offer.

SARs, RSUs or PSUs. We are not offering, as part of the Offer, to purchase SARs, RSUs or PSUs, and tenders of such equity awards will not be accepted. You may only tender shares that you have acquired through settlement of such SARs, RSUs or PSUs.

U.S. Federal Backup Withholding Tax. To prevent the potential imposition of U.S. federal backup withholding (currently, at a rate of 24%) on the gross proceeds payable to a tendering shareholder pursuant to the Offer, prior to receiving such payments, each such shareholder must submit to the applicable withholding agent a correct, properly completed and executed Internal Revenue Service (“IRS”) Form W-9 in the case of a U.S. Holder (as defined in Section 14), or an applicable IRS Form W-8 in the case of a Non-U.S. Holder (as defined in

Section 14), or otherwise establish an exemption from backup withholding. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowed as a credit against the shareholder’s U.S. federal income tax liability, if any, and may entitle the shareholder to a refund, so long as the required information is timely furnished to the IRS. Shareholders should consult their own tax advisors regarding the application of backup withholding in their particular circumstances and the availability of, and procedure for obtaining, an exemption from backup withholding.

U.S. Federal Withholding for Non-U.S. Holders. As described in Section 14, the U.S. federal income tax treatment to a Non-U.S. Holder (as defined in Section 14) of the receipt of cash in exchange for shares pursuant to the Offer will depend upon facts that are unique to each Non-U.S. Holder. Accordingly, a Non-U.S. Holder should expect that a withholding agent will likely withhold U.S. federal withholding tax from the gross proceeds payable to a Non-U.S. Holder pursuant to the Offer at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty), unless an exemption from withholding is applicable because such gross proceeds are effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States (and, if required pursuant to an applicable income tax treaty, are attributable to a permanent establishment maintained by such Non-U.S. Holder in the United States). In order to claim a reduction in the rate of, or an exemption from, such withholding tax, a Non-U.S. Holder must deliver to the applicable withholding agent a correct, properly completed and executed IRS Form W-8BEN or W-8BEN-E (with respect to income tax treaty benefits) or IRS Form W-8ECI (with respect to amounts effectively connected with the conduct by such Non-U.S. Holder of a trade or business within the United States) claiming such reduced rate or exemption. A Non-U.S. Holder may be eligible to obtain a refund of all or a portion of any such tax withheld (i) if such Non-U.S. Holder meets any of the Section 302 Tests (defined in Section 14) or (ii) if such Non-U.S. Holder is otherwise able to establish that no or a reduced amount of tax is due. Non-U.S. Holders should consult their own tax advisors regarding the particular tax consequences to them of selling shares pursuant to the Offer, including the application of the 30% U.S. federal withholding tax, their potential eligibility for a reduced rate of, or exemption from, such withholding tax, and their potential eligibility for, and procedures for claiming, a refund of any such withholding tax.

Lost Certificates. If the share certificates which a registered holder wants to surrender have been lost, destroyed or stolen, the shareholder should promptly notify the Depositary at (800)-468-9716. The Depositary will instruct the shareholder as to the steps that must be taken in order to replace the certificates.

4.	Withdrawal Rights

You may withdraw shares that you have previously tendered under the Offer according to the procedures we describe below at any time prior to the Expiration Time. You may also withdraw your previously tendered shares at any time after 12:00 midnight, at the end of the day, New York City time, on July 10, 2023, unless such shares have been accepted for payment as provided in the Offer. Otherwise, tenders of shares under the Offer are irrevocable.

For a withdrawal to be effective, a written, telegraphic or facsimile transmission notice of withdrawal must:

•	be received in a timely manner by the Depositary at one of its addresses or its facsimile number set forth on the back cover of this Offer to Purchase; and

•

specify the name of the person having tendered the shares to be withdrawn, the number of shares to be withdrawn and the name of the registered holder of the shares to be withdrawn, if different from the name of the person who tendered the shares.

If certificates for shares have been delivered or otherwise identified to the Depositary, then, prior to the physical release of those certificates, the serial numbers shown on those certificates must be submitted to the Depositary and, unless an eligible institution has tendered those shares, an eligible institution must guarantee the signatures on the notice of withdrawal.

If a shareholder has used more than one Letter of Transmittal or has otherwise tendered shares in more than one group of shares, the shareholder may withdraw shares using either separate notices of withdrawal or a combined notice of withdrawal, so long as the information specified above is included. If shares have been delivered in accordance with the procedures for book-entry transfer described in Section 3, any notice of withdrawal must also specify the name and number of the account at the book-entry transfer facility to be credited with the withdrawn shares and otherwise comply with the book-entry transfer facility’s procedures.

Withdrawals of tendered shares may not be rescinded, and any shares properly withdrawn will thereafter be deemed not validly tendered for purposes of the Offer. Withdrawn shares may be re-tendered at any time prior to the Expiration Time by again following one of the procedures described in Section 3.

We will decide, in our sole discretion, all questions as to the form and validity, including time of receipt, of notices of withdrawal, and each such decision will be final and binding on all parties, subject to a shareholder’s right to challenge our determination in a court of competent jurisdiction. We also reserve the absolute right to waive any defect or irregularity in the withdrawal of shares by any shareholder, whether or not we waive similar defects or irregularities in the case of any other shareholder. None of us, the Dealer Managers, the Information Agent, the Depositary or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

If you hold shares within the 401(k) Plan with respect to which you submitted an instruction to tender, you must follow the procedures described in the separate instructions that you will receive and instruct the trustee of the 401(k) Plan to withdraw any tendered shares related to your individual account thereunder by 4:00 p.m., New York City time, on June 2, 2023.

If we extend the Offer, are delayed in our purchase of shares, or are unable to purchase shares under the Offer as a result of the occurrence of a condition described in Section 7, then, without prejudice to our rights under the Offer, the Depositary may, subject to applicable law, retain tendered shares on our behalf, and such shares may not be withdrawn except to the extent tendering shareholders are entitled to withdrawal rights as described in this Section 4. Our reservation of the right to delay payment for shares which we have accepted for payment is limited by Rule 13e-4(f)(5) promulgated under the Exchange Act, which requires that we must pay the consideration offered or return the shares tendered promptly after termination or withdrawal of a tender offer.

5.	Purchase of Shares and Payment of Purchase Price

Upon the terms and subject to the conditions of the Offer, promptly following the Expiration Time, we will:

•	determine the Final Purchase Price for shares properly tendered and not properly withdrawn, taking into account the number of shares so tendered and the prices specified by tendering shareholders; and

•

accept for payment and pay for (and thereby purchase) up to $1.0 billion of shares properly tendered at prices at or below the Final Purchase Price and not properly withdrawn. We may increase the number of shares accepted for payment in the Offer by no more than 2% of the outstanding shares without amending or extending the Offer.

For purposes of the Offer, we will be deemed to have accepted for payment (and therefore purchased), subject to the “odd lot” priority, proration and conditional tender provisions of this Offer, shares that are properly tendered and not properly withdrawn only when, as and if we give oral or written notice to the Depositary of our acceptance of the shares for payment pursuant to the Offer.

In all cases, payment for shares tendered and accepted for payment pursuant to the Offer will be made promptly, subject to possible delay in the event of proration, but only after timely receipt by the Depositary of:

•	certificates for shares, or a timely book-entry confirmation of the deposit of shares into the Depositary’s account at the book-entry transfer facility,

•	a properly completed and duly executed Letter of Transmittal (or manually signed facsimile of the Letter of Transmittal), or, in the case of a book-entry transfer, an agent’s message, and

•	any other required documents.

We will pay for shares purchased pursuant to the Offer by depositing the aggregate purchase price for the shares with the Depositary, which will act as agent for tendering shareholders for the purpose of receiving payment from us and transmitting payment to the tendering shareholders entitled thereto.

In the event of proration, we will determine the proration factor and pay for those tendered shares accepted for payment promptly after the expiration of the Offer. Certificates for all shares tendered and not purchased, including shares not purchased due to proration or conditional tender, will be returned or, in the case of shares tendered by book-entry transfer, will be credited to the account maintained with the book-entry transfer facility by the participant who delivered the shares, to the tendering shareholder at our expense promptly after the expiration or termination of the Offer.

If you are a participant in the 401(k) Plan, you should be aware that the plan trustee is prohibited from selling shares to us for a price less than the prevailing market price. Accordingly, the plan trustee may be prohibited from following participant directions to tender shares to the Company at certain prices within the offered range. If you are a participant in the 401(k) Plan, you should be aware that different timing for payment may be applicable.

Under no circumstances will we pay interest on the purchase price, including, but not limited to, by reason of any delay in making payment.

We will pay all stock transfer taxes, if any, payable on the transfer to us of shares purchased pursuant to the Offer. If, however, payment of the purchase price is to be made to, or (in the circumstances permitted by the Offer) if unpurchased shares are to be registered in the name of, any person other than the registered holder, or if tendered certificates are registered in the name of any person other than the person signing the Letter of Transmittal, the amount of all stock transfer taxes, if any (whether imposed on the registered holder or the other person), payable on account of the transfer to the person will be deducted from the purchase price unless satisfactory evidence of the payment of the stock transfer taxes, or exemption from payment of the stock transfer taxes, is submitted. See Instruction 7 of the Letter of Transmittal.

Any tendering shareholder or other payee who fails to properly complete, sign and return to the Depositary (or other payor) the IRS Form W-9 included with the Letter of Transmittal or, in the case of a non-U.S. person, an applicable IRS Form W-8 (or suitable substitute forms), may be subject to U.S. federal backup withholding tax equal to 24% of the gross proceeds paid to the shareholder or other payee pursuant to the Offer. In addition, Non-U.S. Holders (as defined in Section 14) may be subject to U.S. federal withholding tax at a rate of 30% on the gross proceeds paid pursuant to the Offer. See Sections 3 and 14 and the Letter of Transmittal for additional information.

6.	Conditional Tender of Shares

Subject to the exception for Odd Lot Holders, in the event of an over-subscription of the Offer, shares tendered at or prior to the Expiration Time will be subject to proration. See Section 1. As discussed in Section 14, the number of shares to be purchased from a particular shareholder may affect the U.S. federal income tax treatment of the purchase to the shareholder and the shareholder’s decision whether to tender. The conditional tender alternative is made available for shareholders seeking to take steps to have shares sold pursuant to the Offer treated as a sale or exchange of such shares by the shareholder, rather than a distribution to the shareholder, for U.S. federal income tax purposes. Accordingly, a shareholder may tender shares subject to the condition that a specified minimum number of the shareholder’s shares tendered pursuant to a Letter of Transmittal must be purchased if any shares tendered are purchased. Any shareholder desiring to make a conditional tender must so indicate in the box entitled “Conditional Tender” in the Letter of Transmittal, and, if applicable, in the Notice of Guaranteed Delivery. It is the tendering shareholder’s responsibility to calculate the minimum number of shares that must be purchased from the shareholder in order for the shareholder to qualify for sale or exchange (rather than distribution) treatment for U.S. federal income tax purposes. Shareholders are urged to consult with their tax advisors. No assurances can be provided that a conditional tender will achieve the intended U.S. federal income tax result in all cases. Conditional tenders are not permissible with respect to the tender of any shares under the 401(k) Plan.

Any tendering shareholder wishing to make a conditional tender must calculate and appropriately indicate the minimum number of shares that must be purchased if any are to be purchased. After the Offer expires, if shares having an aggregate purchase price of more than $1.0 billion (or such greater amount as we may elect to purchase, subject to applicable law) are properly tendered at or below the Final Purchase Price and not properly withdrawn, so that we must prorate our acceptance of and payment for tendered shares, we will calculate a preliminary proration percentage based upon all shares properly tendered, conditionally or unconditionally. If the effect of this preliminary proration would be to reduce the number of shares to be purchased from any shareholder below the minimum number specified, the tender will automatically be regarded as withdrawn (except as provided in the next paragraph). All shares tendered by a shareholder subject to a conditional tender and regarded as withdrawn as a result of proration will be returned at our expense, promptly after the Expiration Time.

After giving effect to these withdrawals, we will accept the remaining shares properly tendered, conditionally or unconditionally, on a pro rata basis, if necessary. If conditional tenders would otherwise be regarded as withdrawn and would cause the total number of shares to be purchased to fall below an aggregate value of $1.0 billion (or such greater amount as we may elect to purchase, subject to applicable law) then, to the extent feasible, we will select enough of the conditional tenders that would otherwise have been withdrawn to permit us to purchase shares having an aggregate purchase price of $1.0 billion (or such greater amount as we may elect to purchase, subject to applicable law). In selecting among the conditional tenders, we will select by random lot, treating all tenders by a particular shareholder as a single lot, and will limit our purchase in each case to the designated minimum number of shares to be purchased. To be eligible for purchase by random lot, shareholders whose shares are conditionally tendered must have tendered all of their shares at or below the Final Purchase Price.

7.	Conditions of the Tender Offer

Notwithstanding any other provision of the Offer (but subject to the provisions of Section 15), we will not be required to accept for payment, purchase or pay for any shares tendered, and may terminate or amend the Offer or may postpone the acceptance for payment of, or the purchase of and the payment for shares tendered, subject to Rule 13e-4(f) under the Exchange Act (which requires that the issuer making the tender offer either pay the consideration offered or return tendered securities promptly after the termination or withdrawal of the tender offer), if at any time on or after May 11, 2023 (except where another date is specified below) and at or prior to the Expiration Time any of the following events has occurred (or shall have been reasonably determined by us to have occurred) that, in our reasonable judgment and regardless of the circumstances giving rise to the event or events (other than any action or omission to act by us), make it inadvisable to proceed with the Offer or with acceptance for payment:

•	if any of the following has occurred:

•	any general suspension of trading in securities on any national securities exchange in the United States or in the over-the-counter market;

•	a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States or any limitation (whether or not mandatory) by any governmental agency or authority on, or any other event that, in our reasonable judgment, could reasonably be expected to adversely affect, the extension of credit by banks or other financial institutions in the United States;

•	the commencement or any material escalation of a war, armed hostilities or other similar national or international calamity involving the United States;

•

a decrease of more than 10% in the market price for the shares, the Dow Jones Industrial Average, the NYSE Composite Index or the S&P 500 Composite Index, in each case measured as of the close of trading and from the close of trading on May 10, 2023; or

•	in the case of any of the foregoing existing at the time of the commencement of the Offer, in our reasonable judgment, a material acceleration or worsening thereof;

•

any change or combination of changes (or condition, event or development involving a prospective change) has occurred or been threatened in the business, properties, assets, liabilities, capitalization, shareholders’ equity, condition (financial or other), operations, prospects, or results of operations of us or any of our subsidiaries or affiliates that is or may be reasonably likely to (i) have a material adverse effect on us or any of our subsidiaries or affiliates; (ii) have a material adverse effect on the value of the shares; or (iii) materially impair the contemplated benefits of the Offer to us;

•

legislation amending the Internal Revenue Code of 1986, as amended (the “Code”), has been passed by either the U.S. House of Representatives or the U.S. Senate or becomes pending before the U.S. House of Representatives or the U.S. Senate or any committee thereof, the effect of which would be to change the U.S. federal income tax consequences of the consummation of the Offer in any manner that would adversely affect us or any of our affiliates;

•

there has been threatened in writing, instituted, or pending any action, proceeding, application or counterclaim by or before any court or governmental, administrative or regulatory agency or authority, domestic or foreign, or any other person or tribunal, domestic or foreign, which:

•

challenges or seeks to challenge, restrain, prohibit or delay the making of the Offer, the acquisition by us of the shares in the Offer, or any other matter relating to the Offer, or seeks to obtain any material damages or otherwise relating to the Offer;

•	seeks to make the purchase of, or payment for, some or all of the shares pursuant to the Offer illegal or results in a delay in our ability to accept for payment or pay for some or all of the shares;

•	seeks to require us to repurchase or redeem any of our outstanding securities other than the shares; or

•

otherwise could reasonably be expected to materially adversely affect the business, properties, assets, liabilities, capitalization, shareholders’ equity, financial condition, operations, prospects, or results of operations of us or any of our subsidiaries or affiliates, taken as a whole, or the value of the shares;

•

any legal action has been taken, or we have received notice of any legal action, or any statute, rule, regulation, judgment, decree, injunction or order (preliminary, permanent or otherwise) has been proposed, sought, enacted, entered, promulgated, enforced or deemed to be applicable to the Offer or us or any of our subsidiaries or affiliates by any court, government or governmental agency or other regulatory or administrative authority, domestic or foreign, which, in our reasonable judgment:

•	indicates that any approval or other action of any such court, agency or authority may be required in connection with the Offer or the purchase of shares thereunder;

•	could reasonably be expected to prohibit, restrict or delay consummation of the Offer; or

•

otherwise could reasonably be expected to materially adversely affect the business, properties, assets, liabilities, capitalization, shareholders’ equity, financial condition, operations, prospects or results of operations of us or any of our subsidiaries or affiliates, taken as a whole;

•	any material change in law or in the official interpretation or administration of law, or relevant position or policy of a governmental authority with respect to any laws, applicable to the Offer;

•

a tender or exchange offer for any or all of our outstanding shares (other than this Offer), or any merger, acquisition, business combination or other similar transaction with or involving us or any subsidiary, has been proposed, announced or made by any person or entity or has been publicly disclosed or we shall have entered into a definitive agreement or an agreement in principle with any person with respect to any merger, acquisition, business combination or other similar transaction;

•

any person (including a group) shall have acquired or proposed to acquire beneficial ownership of more than 5% of the outstanding shares (other than anyone who publicly disclosed such ownership in a filing with the SEC on or before May 10, 2023), any person or group which has made such a filing on or before May 10, 2023 shall acquire or publicly announce its proposal to acquire an additional 1% or more of our outstanding shares, or a new group shall have been formed that beneficially owns (as a group) more than 5% of our outstanding shares; or

•	we determine that the consummation of the Offer and the purchase of the shares is reasonably likely to:

•	cause the shares to be held of record by less than 300 persons; or

•	cause the shares to be delisted from NYSE or to be eligible for deregistration under the Exchange Act.

The conditions referred to above are for our sole benefit and may be asserted by us regardless of the circumstances giving rise to any of these conditions (other than any action or omission to act by us), and may be waived by us, in whole or in part, at any time and from time to time in our reasonable discretion before the Expiration Time. Our failure at any time to exercise any of the foregoing rights will not be deemed a waiver of any right, provided that, in the event that one or more of the events described above occurs, we will as promptly as practical notify shareholders of our determination as to whether we: (i) waive or modify the applicable condition(s) and continue the Offer; or (ii) terminate the Offer. However, once the Offer has expired, then all of the conditions to the Offer must have been satisfied or waived. In certain circumstances, if we waive any of the conditions described above, we will disclose any material changes resulting therefrom and may be required to extend the Expiration Time. Any determination by us concerning the events described in this section will be final and binding upon all persons, subject to a shareholder’s right to challenge our determination in a court of competent jurisdiction.

The Offer is not conditioned on any minimum number of shares being tendered and is not subject to a financing condition.

8.	Price Range of Shares; Dividends; Share Repurchases

Price Range of Shares. The shares are traded on the NYSE under the symbol “VVV.” The following table sets forth, for each of the periods indicated, the high and low sales prices per share as reported by the NYSE based on published financial sources.

	High	Low
Year Ended December 31, 2021:
First Quarter	26.95	23.23
Second Quarter	34.65	26.18
Third Quarter	32.92	29.96
Fourth Quarter	37.51	31.45
Year Ended December 31, 2022:
First Quarter	37.97	29.78
Second Quarter	36.65	28.64
Third Quarter	33.19	25.80
Fourth Quarter	34.24	25.34
Year Ended December 31, 2023:
First Quarter	37.33	33.09
Second Quarter (through May 10, 2023)	38.80	25.34

On May 10, 2023, the last full trading day before commencement of the Offer, the NYSE closing price per share of our shares was $38.45. We urge shareholders to obtain a current market price for the shares before deciding whether to tender their shares.

Dividends and Share Repurchases.

During the fiscal year ended September 30, 2021, the Company paid $91 million of cash dividends, or $0.500 per common share, and repurchased approximately 5 million shares of its common stock for $127 million.

During the fiscal year ended September 30, 2022, the Company paid $89.2 million of cash dividends, or $0.500 per common share, and repurchased approximately 4.5 million shares of its common stock for $142.6 million.

During the three months ended December 31, 2022, the Company paid $21.8 million of cash dividends, or $0.125 per common share, and repurchased 2.9 million shares of its common stock for $87.4 million.

During the three months ended March 31, 2023, the Company repurchased 4.9 million shares of its common stock for $170.0 million.

The declaration and payment of dividends to holders of shares will be at the discretion of the Company’s Board of Directors after taking into account various factors, including the Company’s financial condition, operating results, current and anticipated cash needs, cash flows, impact on the Company’s effective tax rate, indebtedness, legal requirements and other factors that the Board of Directors considers relevant. In addition, the instruments governing the Company’s indebtedness may limit its ability to pay dividends. Therefore, no assurance is given that the Company will pay any dividends to its stockholders, or as to the amount of any such dividends if the Board of Directors determines to do so. As focus further shifts to the growth of the Company in connection with the sale of our Global Products business, the Company has discontinued dividend payments following the payment in December 2022 and expects to return value to shareholders through share repurchases, the timing and amount of which will be at the discretion of the Company and based on its liquidity, general business and market conditions, and other factors, including alternative investment opportunities.

9.	Source and Amount of Funds

Assuming that the Offer is fully subscribed, the aggregate purchase price will be $1.0 billion.

We intend to pay for the purchase of the shares, including related fees and expenses, with cash on hand from the net proceeds received from the sale of our Global Products business, which was completed on March 1, 2023.

10.	Certain Information Concerning the Company

Overview of Our Business

Valvoline is a leader in preventive maintenance delivering convenient and trusted automotive services in its retail stores throughout the U.S. and Canada. The Company offers maintenance solutions including oil changes, air filter and battery replacements and tire rotations for all types of vehicles. The Company operates and franchises more than 1,700 service center locations through its Valvoline Instant Oil ChangeSM and Great Canadian Oil Change retail locations and supports over 250 locations through its Express Care Platform.

Valvoline is focused on expanding its footprint and driving a best-in-class customer experience, while evolving its service offerings to capture growing opportunities in the market by growing non-oil change services, services for the future of mobility, and pursuing fleet service solutions to address medium and heavy-duty vehicles that require comprehensive maintenance needs.

Where You Can Find More Information

We are subject to the informational requirements of the Exchange Act and, in accordance therewith, file annual reports with and furnish other information to the SEC relating to our business, financial condition and other matters. The SEC maintains a Web site at www.sec.gov that contains reports, proxy statements and other information regarding issuers that file electronically with it. We make available free of charge at investors.valvoline.com (in the “Investors” section) copies of materials we file with, or furnish to, the SEC.

We also have filed an Issuer Tender Offer Statement on Schedule TO with the SEC that includes additional information relating to the Offer. The Issuer Tender Offer Statement on Schedule TO, together with any exhibits and amendments thereto, may be examined and copies may be obtained at the same places and in the same manner as set forth above.

Incorporation by Reference

The rules of the SEC allow us to “incorporate by reference” information into this document, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The following documents contain important information about us and we incorporate them by reference:

•	Annual Report on Form 10-K for the year ended September 30, 2022, filed with the SEC on November 23, 2022, as amended by Annual Report on Form 10-K/A, filed with the SEC on December 2, 2022;

•	Quarterly Reports on Form 10-Q for the three months ended December 31, 2022 and March 31, 2023, filed with the SEC on February 7, 2023 and May 10, 2023, respectively;

•

Current Reports on Form 8-K, filed with the SEC on December 13, 2022, January 20, 2023, and March 1, 2023 (Items 1.01, 2.01, and 2.03 only), Current Report on Form 8-K filed with the SEC on February 1, 2023, as amended by Current Report on Form 8-K/A, filed with the SEC on April 27, 2023, and Current Report on Form 8-K filed with the SEC on May 10, 2023 (Item 8.01 only); and

•	Proxy statement on Schedule 14A filed with the SEC on December 16, 2022 (to the extent incorporated in Part III of the Annual Report on Form 10-K for the year ended September 30, 2022).

Any statement contained in any document incorporated by reference into this Offer to Purchase shall be deemed to be modified or superseded to the extent that an inconsistent statement is made in this Offer to Purchase or any subsequently filed document. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Offer to Purchase.

You can obtain any of the documents incorporated by reference in this document from us or from the SEC’s website at the address described above. We will provide without charge to each person a copy of any and all of the documents referred to herein, who makes a written or oral request, by writing or calling us at the following address or telephone number:

Valvoline Inc.

100 Valvoline Way

Lexington, Kentucky 40509

Attention: Investor Relations

Phone: (859) 357-3155

Please be sure to include your complete name and address in your request. If you request any incorporated documents, we will promptly mail them to you by first class mail, or another equally prompt means. You may also find additional information by visiting our website at https://www.valvoline.com. Information on or accessible through our website does not form part of the Offer and is not incorporated by reference in this Offer to Purchase.

11.	Interests of Directors and Executive Officers; Transactions and Arrangements Concerning the Shares

A list of our directors and executive officers as of May 11, 2023, is attached to this Offer to Purchase as Schedule I.

As of May 5, 2023, there were 165,808,937 issued and outstanding shares. At the minimum Final Purchase Price, we would repurchase a maximum of 28,571,429 shares and at the maximum Final Purchase Price, we would repurchase a maximum of 25,000,000 shares, which represent approximately 17.23% and 15.08%, respectively, of the Company’s currently issued and outstanding shares.

As of May 5, 2023, our directors and executive officers as a group (15 persons) owned an aggregate of 1,632,391 shares, representing less than 1% of the total number of outstanding shares.

Our directors and executive officers are entitled to participate in the Offer in the same manner as all other stockholders. One of our executive officers, Heidi J. Matheys, has advised us that she currently intends to tender up to 10,000 shares in the Offer. All of our other directors and executive officers have informed us that they do not intend to participate in the Offer. Our directors and executive officers may, from time to time and in compliance with applicable law, sell their shares in open market transactions at prices that may or may not be more favorable than the applicable Final Purchase Price.

Beneficial Ownership

The following table presents certain information as of May 5, 2023 with respect to the beneficial ownership of our shares by:

•	each of our current directors;

•	each of our executive officers;

•	all of our directors and executive officers as a group; and

•	each stockholder known by us to be the beneficial owner of more than 5% of our outstanding shares.

Beneficial ownership for the purposes of the following table is determined in accordance with the rules and regulations of the SEC. These rules generally provide that a person is the beneficial owner of securities if such person has or shares the power to vote or direct the voting thereof, or to dispose or direct the disposition thereof or has the right to acquire such powers within 60 days. Except as disclosed in the footnotes to this table and subject to applicable community property laws, we believe that each stockholder identified in the table possesses sole voting and investment power over all shares shown as beneficially owned by the stockholder. Unless otherwise indicated in the table or footnotes below, the address for each beneficial owner is c/o Valvoline Inc., 100 Valvoline Way, Lexington, KY 40509.

As of May 5, 2023, we have 165,808,937 shares of our common stock issued and outstanding.

Name of Beneficial Owner	Shares Beneficially Owned `	Percentage of Outstanding Shares (1)
5% Stockholders
The Vanguard Group(2)	17,355,878	10.5
BlackRock, Inc.(3)	16,558,137	10.0
FMR LLC(4)	14,501,140	8.7
Executive Officers and Directors(8)
Samuel J. Mitchell, Jr.(5)(6)	963,771	*
Mary E. Meixelsperger(6)	180,990	*
Lori A. Flees.	3,734	*
Julie M. O’Daniel(5) (6)	38,775	*
Jonathan L. Caldwell(6)	17,249	*
R. Travis Dobbins	14,038	*
Heidi J. Matheys(6)	53,682	*
Dione R. Sturgeon	1,748	*
Gerald W. Evans, Jr.(5)(7)	14,996	*
Richard J. Freeland(5) (7)(8)	36,793	*
Carol H. Kruse(5) (7)	20,434	*
Vada O. Manager(5) (7)(8)	191,526	*
Jennifer L. Slater(7)	2,546	—
Charles M. Sonsteby(5) (7) (8)	50,525	*
Mary J. Twinem(5) (7) (8)	41,585	*
All executive officers and directors as a group (15 persons)	1,632,391	*

(1)	An asterisk has been provided for any holder with less than 1% of the shares.

Certain shares are deemed to be beneficially owned by a person if the person has the right to acquire the shares (e.g., upon exercise of an option) within 60 days of the date as of which the information is provided. Any such shares deemed to be beneficially owned are deemed to be outstanding shares for purposes of computing the percentage ownership of a person deemed to beneficially own such shares, but not for purposes of computing the percentage ownership of other persons.

(2)

Based upon information contained in a Schedule 13G/A filed with the SEC on March 10, 2023. The Vanguard Group (“Vanguard”), an investment adviser beneficially owned 17,355,878 shares of Valvoline’s common stock as of February 28, 2023. Of such shares, Vanguard has sole voting power over 0 shares and shared voting power over 82,667 shares. Vanguard has sole dispositive power over 17,094,398 shares and shared dispositive power over 261,480 shares. The principal address for Vanguard is 100 Vanguard Blvd. Malvern, PA 19355.

(3)

Based upon information contained in a Schedule 13G/A filed with the SEC on January 24, 2023. BlackRock, Inc. (“Blackrock”), as parent holding company of investment advisory subsidiaries BlackRock Life Limited, BlackRock International Limited, BlackRock Advisors, LLC, Aperio Group, LLC, BlackRock (Netherlands) B.V., BlackRock Institutional Trust Company, National Association, BlackRock Asset Management Ireland Limited, BlackRock Financial Management, Inc., BlackRock Japan Co., Ltd., BlackRock Asset Management Schweiz AG, BlackRock Investment Management, LLC, BlackRock Investment Management (UK) Limited, BlackRock Asset Management Canada Limited, BlackRock (Luxembourg) S.A., BlackRock Investment Management (Australia) Limited, BlackRock Advisors (UK) Limited, BlackRock Fund Advisors, BlackRock (Singapore) Limited, and BlackRock Fund Managers Ltd, beneficially owned 16,558,137 shares of Valvoline’s common stock as of December 31, 2022, with sole voting power over 15,746,442 shares and sole dispositive power over 16,558,137 shares. The principal address for Blackrock is 55 East 52nd Street, New York, NY 10055.

(4)	Based upon information contained in a Schedule 13G/A filed with the SEC on February 9, 2023. FMR LLC, as parent holding company of investment advisory subsidiaries FIAM LLC, Fidelity Management &

Research Company LLC and Strategic Advisors LLC; and Abigail P. Johnson, Director, Chairman and CEO of FMR LLC, beneficially owned 14,501,140 shares as of December 30, 2022, with sole voting power over 14,482,822 shares and sole dispositive power over 14,501,140 shares. The principal address for FMR is 245 Summer Street, Boston, MA 02210.
(5)

Includes common stock units and/or deferred stock units (share equivalents) held by executive officers in the Valvoline’s common stock fund under the Employee Deferral Plan and by directors under the Director Deferral Plan: as to Mr. Mitchell, 250,533 units; as to Ms. O’Daniel, 6,912 units; as to Mr. Evans, 11,105 units; as to Mr. Freeland, 22,895 units; as to Ms. Kruse, 16,588 units; as to Mr. Manager, 182,492 units; as to Mr. Sonsteby, 34,742 units; as to Ms. Twinem, 27,802 units; and as to all directors and executive officers as a group, 555,069 units.

(6)

Includes shares of Valvoline’s common stock with respect to which the executive officers have the right to acquire beneficial ownership within 60 calendar days after May 5, 2023, through the exercise of SARs: as to Mr. Mitchell, 271,234 shares; as to Ms. Meixelsperger, 70,771 shares; as to Ms. O’Daniel, 15,633 shares; as to Mr. Caldwell, 5,763 shares; as to Ms. Matheys, 16,523 shares; and as to all directors and executive officers as a group, 379,924 shares. All SARs included in this table are reported on a net basis based on the closing price ($34.20) of Valvoline Common Stock on May 5, 2023. All SARs are stock settled and are not issued in tandem with a stock option.

(7)

Includes 3,846 shares of Valvoline’s common stock with respect to which the directors have the right to acquire beneficial ownership within 60 calendar days after May 5, 2023, through the vesting of RSUs, other than Ms. Slater, which amount includes 2,546 shares; and as to all directors and executive officers as a group, 21,776 shares.

(8)

Includes restricted shares of Valvoline’s common stock: as to each of Messrs. Freeland, Manager and Sonsteby and Ms. Twinem, 4,937 shares; and as to all directors and executive officers as a group, 19,748 shares.

Recent Securities Transactions

Based on our records and on information provided to us by our directors, executive officers, affiliates and subsidiaries, neither we nor any of our directors, executive officers, affiliates or subsidiaries, nor, to the best of our knowledge, any person controlling the Company or any executive officer or director of any such controlling entity or of our subsidiaries, has effected any transactions involving the shares during 60 days prior to the date hereof, except:

•

Pursuant to our Rule 10b5-1 plan with Morgan Stanley & Co. LLC (described below), between March 13, 2023 and March 31, 2023, we repurchased 1,213,963 shares for a volume-weighted average purchase price of $33.88.

•

Pursuant to our Rule 10b5-1 plan with BofA Securities Inc. (described below), between April 3, 2023 and May 9, 2023, we repurchased 3,143,254 shares for a volume-weighted average purchase price of $34.48.

•

On April 3, 2023, Heidi J. Matheys acquired 9,684 shares upon the exercise of SARs at an average price of $20.80 per share and 11,298 shares upon the exercise of SARs at an average price of $20.29 per share. In addition, Heidi J. Matheys disposed of 7,010 shares withheld by the Company at an average price of $35.33 per share, and 8,149 shares at an average price of $35.33 per share, in each case for payment of the exercise price and applicable withholding taxes. On April 4, 2023, Heidi J. Matheys disposed of 5,823 shares at an average price of $35.25 per share in a transaction on the open market pursuant to her Rule 10b5-1 plan (described below).

•

On May 1, 2023, Jonathan L. Caldwell acquired 1,794 shares upon the vesting and settlement of RSUs. In addition, Jonathan L. Caldwell disposed of 633 shares withheld by the Company at an average price of $35.02 per share for payment of applicable withholding taxes.

•

On May 2, 2023, Lori Flees acquired 5,460 shares upon the vesting and settlement of RSUs, and disposed of 1,726 shares withheld by the Company for payment of applicable withholding taxes at an average price of $34.09 per share.

Agreements and Arrangements

Share Repurchase Authorization. On November 10, 2022, the Company’s Board of Directors approved the 2022 Share Repurchase Authorization. As of May 5, 2023, the Company’s remaining capacity under the 2022 Share Repurchase Authorization was approximately $1.37 billion. The repurchase of up to $1.0 billion of our shares in this Offer will constitute a portion of the shares to be repurchased pursuant to the 2022 Share Repurchase Authorization.

The Company’s Board of Directors believes that it is in the best interest of the Company to use a substantial portion of the net proceeds from the sale of its Global Products business to effectuate a significant return of capital to its shareholders. After evaluating various alternatives, expected capital requirements and legal restrictions, the Company’s Board of Directors believes that the Offer represents an attractive opportunity for it to return capital to those of its shareholders who elect to tender their shares, subject to the terms and conditions of the Offer. Additionally, shareholders who do not participate in the Offer will experience an automatic increase their relative percentage interest in the Company. The Company generally expects to repurchase shares of its common stock up to the full amount under the 2022 Share Repurchase Authorization within 18 months of March 1, 2023, the date of the closing of the sale of its Global Products business. However, the timing and amount of any repurchases of shares will be solely at the discretion of the Company and is subject to general business and market conditions as well as other factors, including legal and regulatory restrictions.

Commencing at least ten (10) business days following the expiration or termination of the Offer, we may purchase additional shares in the open market, subject to market conditions, and may also purchase shares in private transactions, exchange offers, tender offers or otherwise. Any of these purchases may be on the same terms as, or on terms more or less favorable to shareholders than, the terms of the Offer.

Our share repurchases generally may be effected through “off-market” share repurchases, including (i) pursuant to Rule 10b5-1 and Rule 10b-18 plans (as further described below); (ii) accelerated share repurchase programs; (iii) block trades with specified shareholders; and (iv) public self-tender offers, in each case, with the assistance of investment banks as counterparties.

Rule 10b5-1 Trading Plans. The Company has entered into Rule 10b5-1 plans with each of Morgan Stanley & Co. LLC and BofA Securities, Inc. with respect to its shares, pursuant to which they agreed to effect purchases of shares on its behalf in accordance with specific instructions set forth in such plans. The Company’s Rule 10b5-1 plan with Morgan Stanley & Co. LLC terminated by its terms on March 31, 2023, and its Rule 10b5-1 plan with BofA Securities, Inc. terminated by its terms on May 10, 2023, upon the Company’s public announcement of its intention to commence the Offer.

In addition, Heidi J. Matheys has entered into Rule 10b5-1 plans with Fidelity Investments, LLC with respect to the exercise of SARs representing 9,000 shares and 7,801 shares, and the sale of 3,000 shares, pursuant to which Fidelity Investments, LLC has agreed to effect sales of shares on behalf of Heidi J. Matheys in accordance with specific instructions set forth in such plans. Subject to the market price of the Company’s shares, Fidelity Investments, LLC may sell shares, including shares resulting from the exercise of SARs, during the Offer.

2016 Valvoline Inc. Incentive Plan. Our 2016 Valvoline Inc. Incentive Plan, as amended (the “2016 Incentive Plan”), permits the grant of various equity-based awards, including RSUs, SARs and PSUs and other awards. Under the 2016 Incentive Plan, we may issue up to 17,000,000 shares to our directors, officers and employees. The Compensation Committee of our Board of Directors has been delegated the authority by our Board of Directors to administer the 2016 Incentive Plan. As of May 5, 2023 there were 1,791,209 shares that could be issued upon the exercise of stock-settled SARs, of which 1,539,458 were exercisable as of May 5, 2023, 317,334 shares subject to outstanding RSUs, 323,797 shares subject to outstanding PSUs (assuming target performance), and approximately 6.0 million shares remained available for issuance under the 2016 Incentive Plan. For information regarding equity awards held by our directors and officers that may vest within 60 calendar days after May 5, 2023, see Section 11.

Valvoline 401(k) Plan. The 401(k) Plan is a defined contribution plan that is intended to qualify under Section 401(a) of the Code, covering substantially all of the Company’s employees, including our executive officers. Participants in the 401(k) Plan may select the investments in which their account balances are invested, and participants are entitled to invest a portion of their account balances in the Company stock fund, which invests exclusively in our shares.

Other Compensatory Arrangements. The Company provides other compensatory arrangements to its employees, including officers, and directors, certain of which are described in the Company’s proxy statement on Schedule 14A, filed with the SEC on December 16, 2022.

12.	Effects of the Tender Offer on the Market for Shares; Registration under the Exchange Act

The purchase by us of shares under the Offer will reduce the number of shares that might otherwise be traded publicly and is likely to reduce the number of shareholders. As a result, trading of a relatively small volume of the shares after consummation of the Offer may have a greater impact on trading prices than would be the case prior to consummation of the Offer.

We believe that there will be a sufficient number of shares outstanding and publicly traded following completion of the Offer to ensure a continued trading market for the shares. Based upon published guidelines of the NYSE, we do not believe that our purchase of shares under the Offer will cause the remaining outstanding shares to be delisted from the NYSE. It is a condition of our obligation to purchase shares pursuant to the Offer that such purchase of shares will not cause the shares to be delisted from the NYSE nor to be held of record by less than 300 persons. See Section 7.

Shares are currently “margin securities” under the rules of the Federal Reserve Board. This has the effect, among other things, of allowing brokers to extend credit to their customers using such shares as collateral. We believe that, following the purchase of shares under the Offer, the shares will continue to be “margin securities” for purposes of the Federal Reserve Board’s margin rules and regulations.

The shares are registered under the Exchange Act, which requires, among other things, that we furnish certain information to our shareholders and the SEC and comply with the SEC’s proxy rules in connection with meetings of our shareholders.

At the maximum Final Purchase Price of $40.00 per share, we would purchase 25,000,000 shares if the Offer is fully subscribed, which would represent approximately 15.08% of the issued and outstanding shares as of May 5, 2023. At the minimum Final Purchase Price of $35.00 per share, we would purchase 28,571,429 shares if the Offer is fully subscribed, which would represent approximately 17.23% of the issued and outstanding shares as of May 5, 2023.

13.	Legal Matters; Regulatory Approvals

We are not aware of any license or regulatory permit that is material to our business that might be adversely affected by our acquisition of shares as contemplated by the Offer or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic, foreign or supranational, regarding antitrust or any other regulatory matters that would be required for the acquisition or ownership of shares by us as contemplated by the Offer. Should any such approval or other action be required, we presently contemplate that we will seek that approval or other action. We are unable to predict whether we will be required to delay the acceptance for payment of or payment for shares tendered under the Offer pending the outcome of any such matter. There can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial cost or conditions or that the failure to obtain the approval or other action might not result in adverse consequences to its business and financial condition. Our obligations under the Offer to accept for payment and pay for shares is subject to conditions. See Section 7.

14.	Material U.S. Federal Income Tax Consequences

General. The following discussion is a summary of the material U.S. federal income tax consequences to U.S. Holders and Non-U.S. Holders (each as defined below) with respect to a sale of shares for cash pursuant to the Offer. The discussion is based upon the provisions of the Code, Treasury regulations, administrative pronouncements of the IRS and judicial decisions, all in effect as of the date hereof and all of which are subject to change, possibly with retroactive effect, or differing interpretations. The discussion does not address all aspects of U.S. federal income taxation that may be relevant to a particular shareholder in light of the shareholder’s particular circumstances or to certain types of shareholders subject to special treatment under the U.S. federal income tax laws, such as financial institutions, tax-exempt organizations, insurance companies, dealers in securities or currencies, employee benefit plans, U.S. Holders whose “functional currency” is not the U.S. dollar, former citizens or residents of the United States, persons for whom the sale of shares pursuant to the Offer would constitute a “wash sale” for U.S. federal income tax purposes, taxpayers electing a mark-to-market method of accounting, Non-U.S. Holders that hold (or that held, directly, indirectly or constructively, at any time during the shorter of the five-year period ending on the date of the sale of their shares pursuant to the Offer and their holding period for such shares) more than 5% of the Company’s common stock, partnerships or other entities or arrangements treated as partnerships or pass-through entities for U.S. federal income tax purposes (or investors in such entities or arrangements), shareholders holding the shares as part of a conversion transaction or constructive sale transaction, as part of a hedge or hedging transaction, or as a position in a straddle for U.S. federal income tax purposes or persons who received their shares through exercise of employee share options or otherwise as compensation. In addition, the discussion below does not consider the effect of the Medicare tax on net investment income, any alternative minimum taxes, state or local or non-U.S. taxes or any U.S. federal tax laws other than those pertaining to income taxation. The discussion assumes that the shares are held as “capital assets” within the meaning of Section 1221 of the Code (generally, assets held for investment purposes). We have neither requested nor obtained a written opinion of counsel or a ruling from the IRS with respect to the tax matters discussed below.

As used herein, a “U.S. Holder” means a beneficial owner of shares that is, for U.S. federal income tax purposes, (i) an individual who is a citizen or resident of the United States, (ii) a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) that is created or organized in or under the laws of the United States, any state thereof or the District of Columbia, (iii) an estate, the income of which is subject to U.S. federal income taxation regardless of its source, or (iv) a trust, if (x) a court within the United States is able to exercise primary supervision over the administration of the trust, and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (y) it has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person for U.S. federal income tax purposes. As used herein, a “Non-U.S. Holder” means a beneficial owner of shares that is neither a U.S. Holder nor an entity or arrangement treated as a partnership for U.S. federal income tax purposes. If a partnership (or other entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds shares, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. A partnership holding shares and partners in such partnership should consult their tax advisors about the U.S. federal income tax consequences of a sale of shares for cash pursuant to the Offer.

The Offer should have no U.S. federal income tax consequences to shareholders that do not tender any shares in the Offer.

Each shareholder should consult its own tax advisor as to the particular U.S. federal income tax consequences to such shareholder of tendering shares pursuant to the Offer and the applicability and effect of any state, local or non-U.S. tax laws and other tax consequences with respect to the Offer.

Material U.S. Federal Income Tax Consequences of the Offer to Tendering U.S. Holders

Characterization of Sale of Shares Pursuant to the Offer. The sale of shares by a shareholder for cash pursuant to the Offer will be a taxable transaction for U.S. federal income tax purposes. The U.S. federal income tax consequences to a U.S. Holder may vary depending upon the U.S. Holder’s particular facts and circumstances and the sale of shares by the U.S. Holder for cash pursuant to the Offer will generally be treated as either a sale of shares by the U.S. Holder or the receipt of a distribution with respect to the shares. Under Section 302 of the Code, the sale of shares by a shareholder for cash pursuant to the Offer will be treated as a “sale or exchange” of shares for U.S. federal income tax purposes, rather than as a distribution with respect to the shares held by the tendering U.S. Holder, if the sale (i) results in a “complete termination” of the U.S. Holder’s equity interest in the Company under Section 302(b)(3) of the Code, (ii) is a “substantially disproportionate” redemption with respect to the U.S. Holder under Section 302(b)(2) of the Code, or (iii) is “not essentially equivalent to a dividend” with respect to the U.S. Holder under Section 302(b)(1) of the Code, each as described below (the “Section 302 Tests”). One of the Section 302 Tests must be satisfied in order for the sale of shares by a shareholder for cash pursuant to the Offer to be treated as a sale or exchange of shares for U.S. federal income tax purposes.

Special “constructive ownership” rules will apply in determining whether any of the Section 302 Tests has been satisfied. A U.S. Holder must take into account not only the common stock that is actually owned by the U.S. Holder, but also common stock that is constructively owned by the U.S. Holder within the meaning of Section 318 of the Code. Very generally, a U.S. Holder may constructively own common stock actually owned, and in some cases constructively owned, by certain members of the U.S. Holder’s family and certain entities (such as corporations, partnerships, trusts and estates) in which the U.S. Holder has an equity interest, as well as common stock the U.S. Holder has an option to purchase.

The receipt of cash by a U.S. Holder will be a “complete termination” of the U.S. Holder’s equity interest in the Company if either (i) the U.S. Holder owns none of our common stock either actually or constructively immediately after the shares are sold pursuant to the Offer, or (ii) the U.S. Holder actually owns none of our common stock immediately after the sale of shares pursuant to the Offer and, with respect to common stock constructively owned by the U.S. Holder immediately after the Offer, the U.S. Holder is eligible to waive, and effectively waives, constructive ownership of all such common stock under procedures described in Section 302(c)(2) of the Code and the applicable Treasury regulations. U.S. Holders intending to satisfy the “complete termination” test through waiver of the constructive ownership rules should consult their own tax advisors.

The receipt of cash by a U.S. Holder will be a “substantially disproportionate” redemption with respect to the U.S. Holder if the percentage of our outstanding common stock (including shares) actually and constructively owned by the U.S. Holder immediately following the sale of shares pursuant to the Offer is less than 80% of the percentage of our outstanding common stock (including shares) actually and constructively owned by the U.S. Holder immediately before the sale of shares pursuant to the Offer.

Even if the receipt of cash by a U.S. Holder fails to satisfy the “complete termination” test or the “substantially disproportionate” test, a U.S. Holder may nevertheless satisfy the “not essentially equivalent to a dividend” test if the U.S. Holder’s surrender of shares pursuant to the Offer results in a “meaningful reduction” in the U.S. Holder’s interest in the Company. Whether the receipt of cash by a U.S. Holder will be “not essentially equivalent to a dividend” will depend upon the U.S. Holder’s particular facts and circumstances. The IRS has indicated in published rulings that even a small reduction in the proportionate interest of a small minority shareholder in a publicly held corporation who exercises no control over corporate affairs may constitute a “meaningful reduction.”

Contemporaneous dispositions or acquisitions of common stock by a U.S. Holder or related individuals or entities may be deemed to be part of a single integrated transaction and may be taken into account in determining whether the Section 302 Tests have been satisfied. Each U.S. Holder should be aware that, because proration may occur in the Offer, even if all the shares actually and constructively owned by a shareholder are tendered pursuant to the Offer, fewer than all of these shares may be purchased by us. Thus, proration may affect whether the sale of shares by a shareholder pursuant to the Offer will meet any of the Section 302 Tests. See Section 6 for information regarding an option to make a conditional tender of a minimum number of shares. U.S. Holders should consult their own tax advisors regarding whether to make a conditional tender of a minimum number of shares, and the appropriate calculation thereof.

Further, if other holders sell a greater percentage of their shares pursuant to the Offer than a particular U.S. Holder, the U.S. Holder’s proportionate interest in the Company may increase immediately following the Offer even if that U.S. Holder sells shares for cash pursuant to the Offer and does not (actually or constructively) acquire any other common stock, and that would cause the U.S. Holder not to meet any of the Section 302 Tests.

U.S. Holders should consult their own tax advisors regarding the application of the three Section 302 Tests to their particular facts and circumstances, including the effect of the constructive ownership rules on their sale of shares pursuant to the Offer.

Sale or Exchange Treatment. If any of the above three Section 302 Tests is satisfied, and the sale of the shares pursuant to the Offer is therefore treated as a “sale or exchange” for U.S. federal income tax purposes, the tendering U.S. Holder will recognize gain or loss equal to the difference, if any, between the amount of cash received by the U.S. Holder and such holder’s adjusted tax basis in the shares sold pursuant to the Offer. Generally, a U.S. Holder’s adjusted tax basis in the shares will be equal to the cost of the shares to the U.S. Holder reduced by any previous returns of capital. Any gain or loss will be capital gain or loss, and generally will be long-term capital gain or loss if the U.S. Holder’s holding period for the shares that were sold exceeds one year as of the date of the purchase by us pursuant to Offer. Certain non-corporate U.S. Holders (including individuals) are generally eligible for reduced rates of U.S. federal income tax in respect of long-term capital gain. A U.S. Holder’s ability to deduct capital losses is subject to limitations under the Code. A U.S. Holder must calculate gain or loss separately for each block of shares (generally, shares acquired at the same cost in a single transaction) that we purchase from the U.S. Holder pursuant to the Offer. A U.S. Holder tendering its shares in the Offer may be able to designate, generally through its broker, which blocks of shares it wishes to tender in the Offer if less than all of its shares are tendered in the Offer, and the order in which different blocks will be purchased by us in the event of proration under the Offer. U.S. Holders owning more than one block of shares should consult their tax advisors concerning the mechanics and desirability of any such designation and the tax consequences of tendering shares pursuant to the Offer.

Distribution Treatment. If none of the Section 302 Tests is met with respect to a U.S. Holder, amounts received by such U.S. Holder pursuant to the Offer will be treated as a distribution with respect to such U.S. Holder’s shares. The distribution will be taxable to the U.S. Holder as a “dividend” to the extent of such U.S. Holder’s allocable share of the Company’s current or accumulated earnings and profits. Provided that minimum holding period requirements are met, non-corporate U.S. Holders (including individuals) generally will be subject to U.S. federal income taxation at the reduced rates applicable to long-term capital gains on amounts treated as dividends. To the extent the amount of the distribution exceeds the amount treated as a dividend, the excess will constitute a non-taxable return of capital to the extent of (and in reduction of) the U.S. Holder’s tax basis in the relevant shares, and any remaining portion will be treated as capital gain from the sale or exchange of shares. Any such capital gain will be long-term capital gain if the U.S. Holder’s holding period for the shares on the date of the sale exceeds one year. If the amounts received by a tendering U.S. Holder are treated as a “dividend,” the tax basis (after an adjustment for any non-taxable return of capital discussed above) in the shares sold pursuant to the Offer will be added to any remaining shares held by such U.S. Holder. A dividend received by a corporate U.S. Holder may be (i) eligible for a dividends-received deduction (subject to applicable requirements, exceptions and limitations) and (ii) subject to the “extraordinary dividend” provisions of Section 1059 of the Code. U.S. Holders that are corporations for U.S. federal income tax purposes should consult their own tax advisors regarding the U.S. federal tax consequences of the Offer to them in light of their particular circumstances.

The determination of whether a corporation has current or accumulated earnings or profits is complex and the legal standards to be applied are subject to uncertainties and ambiguities. Additionally, whether a corporation has current earnings and profits can be determined only at the end of the taxable year. Accordingly, if the sale of shares pursuant to the Offer is treated as a distribution rather than a sale or exchange under Section 302 of the Code, the extent to which such sale will be treated as a dividend is unclear.

We cannot predict whether or the extent to which the Offer will be oversubscribed. If the Offer is oversubscribed, proration of tenders pursuant to the Offer will cause us to accept fewer shares than are tendered. Therefore, a U.S. Holder can be given no assurance that a sufficient number of such U.S. Holder’s shares will be purchased pursuant to the Offer to ensure that such purchase will be treated as a sale or exchange, rather than as a distribution, for U.S. federal income tax purposes pursuant to the rules discussed above.

Material U.S. Federal Income Tax Consequences of the Offer to Tendering Non-U.S. Holders

If a sale by a Non-U.S. Holder of shares pursuant to the Offer qualifies as a sale or exchange under any of the Section 302 Tests described above, then any gain recognized by such Non-U.S. Holder on the sale generally will not be subject to U.S. federal income tax unless (i) such gain is “effectively connected” with a trade or business conducted by the Non-U.S. Holder within the United States (and, if required pursuant to an applicable income tax treaty, is attributable to a permanent establishment of the Non-U.S. Holder within the United States) or (ii) the Non-U.S. Holder is an individual who is physically present in the United States for 183 days or more during the taxable year of the sale and certain other conditions are met. A Non-U.S. Holder described in clause (i) above will be required to pay U.S. federal income tax on the gain recognized on the sale in the same manner as if the Non-U.S. Holder were a resident of the United States. A Non-U.S. Holder that is a corporation may be subject to an additional “branch profits tax” at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty) with respect to any effectively connected earnings and profits (subject to certain adjustments). A Non-U.S. Holder described in clause (ii) above will be subject to U.S. federal income tax at a rate of 30% (or, if applicable, a lower treaty rate) on the gain recognized on the sale, which may be offset by certain U.S. source capital losses provided that such Non-U.S. Holder has timely filed U.S. federal income tax returns with respect to such losses.

If the repurchase of shares pursuant to the Offer from a Non-U.S. Holder does not satisfy any of the Section 302 Tests described above, amounts received by such Non-U.S. Holder pursuant to the Offer will be treated as a distribution to the Non-U.S. Holder with respect to such Non-U.S. Holder’s shares. The treatment for U.S. federal income tax purposes of such distribution as a dividend, return of capital, or as gain from the sale of shares will be determined in the manner described above under “Material U.S. Federal Income Tax Consequences of the Offer to Tendering U.S. Holders.” In general, any amount that constitutes a dividend for U.S. federal income tax purposes will be subject to U.S. withholding tax at a rate of 30% (or such lower rate as may be specified pursuant to an applicable income tax treaty) unless the dividend is “effectively connected” with a trade or business conducted by the Non-U.S. Holder within the United States (and, if required pursuant to an applicable income tax treaty, is attributable to a permanent establishment of the Non-U.S. Holder within the United States), in which case such dividend generally will be subject to U.S. federal income tax on a net income basis, in the same manner as if the Non-U.S. Holder were a resident of the United States. A Non-U.S. Holder that is a corporation may be subject to an additional “branch profits tax” at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty) with respect to any effectively connected earnings and profits (subject to certain adjustments). To claim the exemption from withholding for “effectively connected” income, the Non-U.S. Holder must deliver to the applicable withholding agent a correct, properly completed and executed IRS Form W-8ECI.

Because the satisfaction of the Section 302 Tests described above is dependent on matters of fact, the withholding agent generally will presume, for withholding purposes, that all amounts paid to Non-U.S. Holders pursuant to the Offer are treated as distributions in respect of their shares. Accordingly, as described in Section 3 above, a Non-U.S. Holder should expect that a withholding agent will likely withhold U.S. federal income tax on the gross proceeds payable to a Non-U.S. Holder pursuant to the Offer at a rate of 30% unless the Non-U.S. Holder provides the withholding agent with a validly completed and executed IRS Form W-8ECI, IRS Form W-8BEN or IRS Form W-8BEN-E reflecting that no or reduced withholding is required. See Section 3 for additional information. A Non-U.S. Holder may be eligible to obtain a refund of all or a portion of any U.S. federal withholding tax if such Non-U.S. Holder meets any of the Section 302 Tests or if the Non-U.S. Holder is entitled to a reduced or zero rate of withholding pursuant to any applicable income tax treaty and a higher rate was withheld. Non-U.S. Holders should consult their own tax advisors regarding the particular tax consequences to them of selling shares in the Offer, including the application of the 30% U.S. federal withholding tax, their potential eligibility for a reduced rate of, or exemption from, such withholding tax, and their potential eligibility for, and procedures for claiming, a refund of any such withholding tax.

In addition, pursuant to the Foreign Account Tax Compliance Act, the regulations promulgated thereunder and official interpretations thereof, a payment to a Non-U.S. Holder treated as a dividend may be subject to withholding at a 30% rate (rather than a lower treaty rate) unless (i) in the case of a payment to a “foreign financial institution” (including any entity through which a Non-U.S. Holder receives the payment), such institution has entered into an agreement with the U.S. government to collect and provide to the U.S. tax authorities information about its accountholders (including certain investors in such institution) or (ii) in the case of a payment to a “non-financial foreign entity” (including any entity through which a Non-U.S. Holder receives the payment), such entity certifies that it does not have any “substantial United States owners” (as defined in the Code) or furnishes identifying information regarding each substantial United States owner (generally by providing an IRS Form W-8BEN-E). Any such withholding may be credited against, and therefore reduce, any 30% withholding tax on dividends as discussed above. In certain circumstances, the relevant foreign financial institution or non-financial foreign entity may qualify for an exemption from these rules, which exemption is typically evidenced by providing appropriate documentation (such as an IRS Form W-8BEN-E). In addition, an intergovernmental agreement between the United States and the jurisdiction of a foreign financial institution may modify these rules. Non-U.S. Holders should consult their own tax advisors regarding the possible implications of these rules on their disposition of shares pursuant to the Offer.

Information Reporting and Backup Withholding

Payments made in connection with the Offer may be subject to information reporting to the IRS and, as described in Section 3 above, possible backup withholding (at a 24% rate). Backup withholding may apply to payments of gross proceeds to a U.S. Holder unless the shareholder provides its correct taxpayer identification number, certifies that it is not subject to backup withholding and otherwise complies with the backup withholding rules. Each U.S. Holder tendering its shares pursuant to the Offer should complete and sign an IRS Form W-9 (a copy of which is included with the Letter of Transmittal) in order to provide the information and certifications necessary to avoid backup withholding.

Certain shareholders (including, among others, most corporations) are not subject to these information reporting and backup withholding tax rules. See Instruction 10 of the Letter of Transmittal for additional information about backup withholding. Backup withholding and information reporting generally will not apply to payments of gross proceeds pursuant to the Offer to a Non-U.S. Holder if the Non-U.S. Holder submits a properly completed, applicable IRS Form W-8, signed under penalties of perjury, attesting to such holder’s non-U.S. status and otherwise complies with the backup withholding rules. Backup withholding is not an additional tax. Amounts withheld under the backup withholding rules may be credited against the shareholder’s U.S. federal income tax liability and may entitle the shareholder to a refund of any excess amounts withheld, provided that the required information is timely furnished by the shareholder to the IRS.

Tax Considerations for Participants in the 401(k) Plan

Special tax consequences may apply with respect to shares tendered through the 401(k) Plan. Please refer to the letter that will be sent to plan participants by or on behalf of the plan trustee for a discussion of the tax consequences applicable to shares held pursuant to this plan.

The above discussion is not intended to constitute a complete analysis of all U.S. tax consequences relating to participating in the Offer. You should consult your own tax advisor concerning the tax consequences applicable in your particular situation.

15.	Extension of the Tender Offer; Termination; Amendment

Notwithstanding anything to the contrary contained herein, we expressly reserve the right, in our sole discretion, at any time and from time to time, and regardless of whether or not any of the events set forth in Section 7 shall have occurred or shall be deemed by us to have occurred, to extend the period of time during which the Offer is open and thereby delay acceptance for payment of, and payment for, any shares by giving oral or written notice of such extension to the Depositary and making a public announcement of such extension. We also expressly reserve the right to terminate the Offer and not accept for payment or pay for any shares not theretofore accepted for payment or paid for or, subject to applicable law, to postpone payment for shares upon the occurrence of any of the conditions specified in Section 7 hereof by giving oral or written notice of such termination or postponement to the Depositary and making a public announcement of such termination or postponement. Our reservation of the right to delay payment for shares which we have accepted for payment is limited by Rule 13e-4(f)(5) promulgated under the Exchange Act, which requires that we pay the consideration offered or return the shares tendered promptly after termination or withdrawal of a tender offer. Subject to compliance with applicable law, we further reserve the right, in our sole discretion, and regardless of whether any of the events set forth in Section 7 shall have occurred or shall be deemed by us to have occurred, to amend the Offer in any respect, including, without limitation, by decreasing or increasing the consideration offered in the Offer to holders of shares or by decreasing or increasing the aggregate value of shares being sought in the Offer. Amendments to the Offer may be made at any time and from time to time effected by public announcement, such announcement, in the case of an extension, to be issued no later than 9:00 a.m., New York City time, on the next business day after the last previously scheduled or announced Expiration Time. Any public announcement made under the Offer will be disseminated promptly to shareholders in a manner reasonably designed to inform shareholders of such change. Without limiting the manner in which we may choose to make a public announcement, except as required by applicable law, we shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by making a release through Business Wire or another comparable service. In addition, we would file such press release as an exhibit to the Schedule TO.

If we materially change the terms of the Offer or the information concerning the Offer, we will extend the Offer to the extent required by Rules 13e-4(d)(2), 13e-4(e)(3) and 13e-4(f)(1) promulgated under the Exchange Act. These rules and certain related releases and interpretations of the SEC provide that the minimum period during which a tender offer must remain open following material changes in the terms of the Offer or information concerning the Offer (other than a change in price or a change in percentage of securities sought) will depend on the facts and circumstances, including the relative materiality of such terms or information; however, in no event will the Offer remain open for fewer than five (5) business days following such a material change in the terms of, or information concerning, the Offer. If (1)(a) we change either of the per share purchase price options or add additional per share purchase price options, (b) decrease the aggregate value of shares being sought in the Offer (and thereby decrease the number of shares purchasable in the Offer), or (c) increase the aggregate value of shares being sought in the Offer (and thereby increase the number of shares purchasable in the Offer), and, such increase in the number of shares purchasable in the Offer exceeds 2% of our outstanding shares and (2) the Offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth (10th) business day from, and including, the date on which such notice of an increase or decrease is first published, sent or given to security holders in the manner specified in this Section 15, the Offer will be extended until the expiration of such period of ten (10) business days.

16.	Fees and Expenses

We have retained BofA Securities, Inc., Morgan Stanley & Co. LLC and Goldman Sachs & Co. LLC to act as the Dealer Managers, Georgeson LLC to act as the Information Agent and Equiniti Trust Company to act as

the Depositary in connection with the Offer. The Dealer Managers and the Information Agent may contact holders of shares by mail, facsimile and personal interviews and may request brokers, dealers and other nominee shareholders to forward materials relating to the Offer to beneficial owners. The Dealer Managers, the Information Agent and the Depositary will each receive reasonable and customary compensation for their respective services, will be reimbursed by us for reasonable out-of-pocket expenses and will be indemnified against certain liabilities in connection with the Offer, including certain liabilities under the federal securities laws.

BofA Securities, Inc., Morgan Stanley & Co. LLC and Goldman Sachs & Co. LLC and their respective affiliates have provided, and may in the future provide, various investment banking and other services to us for which future services we would expect they would receive customary compensation from us. Furthermore, affiliates of each of BofA Securities, Inc., Morgan Stanley & Co. LLC and Goldman Sachs & Co. LLC are lenders under our credit agreement.

In the ordinary course of business, including in their respective trading and brokerage operations and in a fiduciary capacity, BofA Securities, Inc., Morgan Stanley & Co. LLC and Goldman Sachs & Co. LLC and their respective affiliates may hold positions, both long and short, for its own accounts and for those of their respective customers, in our securities. In addition, BofA Securities, Inc., Morgan Stanley & Co. LLC and Goldman Sachs & Co. LLC and their respective affiliates may tender shares into the Offer for their own account or the accounts of their respective customers.

We will not pay any fees or commissions to brokers, dealers, commercial banks, trust companies or other persons (other than fees to the Dealer Managers and the Information Agent as described above) for soliciting tenders of shares pursuant to the Offer. Shareholders holding shares through brokers, dealers, commercial banks, trust companies or other nominees are urged to consult such persons to determine whether transaction costs may apply if shareholders tender shares through them and not directly to the Depositary. We will, however, upon request, reimburse brokers, dealers, commercial banks, trust companies and other nominees for customary mailing and handling expenses incurred by them in forwarding the Offer and related materials to the beneficial owners of shares held by them as a nominee or in a fiduciary capacity. No broker, dealer, commercial bank, trust company or other nominee has been authorized to act as our agent or the agent of the Dealer Managers, the Information Agent or the Depositary for purposes of the Offer. We will pay or cause to be paid all stock transfer taxes, if any, on our purchase of shares, except as otherwise provided in Instruction 7 in the Letter of Transmittal.

Certain officers and employees of the Company may render services in connection with the Offer, but they will not receive any additional compensation for such services.

None of the Dealer Managers, the Information Agent or the Depositary assumes any responsibility for the accuracy or completeness of the information concerning the Company, its affiliates or the Offer contained or referred to in this Offer to Purchase or for any failure by the Company or its affiliates to disclose events that may have occurred and may affect the significance or accuracy of such information.

None of the Dealer Managers, the Information Agent or the Depositary makes any recommendation to you as to whether you should tender or refrain from tendering shares or as to any price at which you may tender shares.

On August 16, 2022, the Inflation Reduction Act of 2022 (the “Inflation Reduction Act”) was signed into law, which legislation, among other things, imposes a 1% excise tax on the fair market value of stock repurchased by a domestic corporation beginning in 2023, with certain exceptions (the “Excise Tax”). The Excise Tax is imposed on the repurchasing corporation itself, not its shareholders from which shares are repurchased. For purposes of calculating the Excise Tax, repurchasing corporations are permitted to net the fair market value of certain new stock issuances against the fair market value of stock repurchases during the same taxable year. Because we are a Kentucky corporation and our stock trades on the New York Stock Exchange, we are a

“covered corporation” within the meaning of the Inflation Reduction Act, and while not free from doubt, it is anticipated that the Excise Tax will apply to our purchase of shares pursuant to the Offer and any other redemptions of our shares that occur during the same taxable year. The Excise Tax will not, however, apply to a repurchase or redemption of our shares that is treated as a dividend for U.S. federal income tax purposes. As discussed in Section 14, whether our purchase of shares from a shareholder pursuant to the Offer will be treated as a sale or exchange or as a distribution to the shareholder (which may be treated as a dividend) for U.S. federal income tax purposes will depend upon the shareholder’s particular facts and circumstances. To what extent the Company will be subject to the Excise Tax in connection with the Offer will depend on a number of factors, including the characterization of our repurchase of the shares for U.S. federal income tax purposes and the content of regulations and other guidance currently being written by the U.S. Treasury. We expect to pay the Excise Tax with respect to the Offer when due.

17.	Miscellaneous

We are not aware of any jurisdiction where the making of the Offer is prohibited by administrative or judicial action pursuant to any valid state statute. If we become aware of any valid state statute prohibiting the making of the Offer or the acceptance of the shares pursuant thereto, we will make a good faith effort to comply with such statute. If, after this good faith effort, we cannot comply with the state statute, subject to applicable law, the Offer will not be made to (nor will tenders be accepted from or on behalf of) holders of the shares in that state. In those jurisdictions where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, we will endeavor to make arrangements to have the Offer made on our behalf by one or more registered brokers or dealers licensed under the laws of such jurisdictions.

Pursuant to Rule 13e-4(c)(2) under the Exchange Act, we have filed with the SEC an Issuer Tender Offer Statement on Schedule TO, which contains additional information with respect to the Offer. Copies of the Schedule TO, including the exhibits and any amendments and supplements thereto, may be obtained at the same places and in the same manner as is set forth in Section 10 with respect to information concerning us.

You should only rely on the information contained in this document or to which we have referred you. Neither we, nor the Dealer Managers, the Information Agent or the Depositary have authorized any person to make any recommendation as to whether you should tender or refrain from tendering your shares or as to the price or prices at which you may choose to tender your shares in the Offer. Neither we, nor the Dealer Managers, the Information Agent or the Depositary have authorized any person to give any information or to make any representation in connection with the Offer other than those contained in this document or in the related Letter of Transmittal. If given or made, any recommendation or any such information or representation must not be relied upon as having been authorized by us, the Dealer Managers, the Information Agent or the Depositary.

May 11, 2023

SCHEDULE I

DIRECTORS AND EXECUTIVE OFFICERS OF VALVOLINE INC.

The following table sets forth the names and positions of the directors and executive officers Valvoline Inc. The address of each of our directors and executive officers is care of Valvoline Inc., 100 Valvoline Way, Lexington, KY 40509 (Telephone: (859) 357-7777).

Name	Position(s)
Executive Officers
Mary E. Meixelsperger	Chief Financial Officer
Lori A. Flees	Senior Vice President and President, Retail Services
Julie M. O’Daniel	Senior Vice President, Chief Legal Officer and Corporate Secretary
Jonathan L. Caldwell	Senior Vice President, Chief People Officer
R. Travis Dobbins	Senior Vice President and Chief Technology Officer
Heidi J. Matheys	Senior Vice President, Chief Commercial and Transformation Officer
Dione R. Sturgeon	Chief Accounting Officer and Controller

Directors
Gerald W. Evans, Jr.	Director
Richard J. Freeland	Chairman of the Board
Carol H. Kruse	Director
Vada O. Manager	Director
Samuel J. Mitchell, Jr.	Chief Executive Officer & Director
Jennifer L. Slater	Director
Charles M. Sonsteby	Director
Mary J. Twinem	Director

Facsimile copies of the Letter of Transmittal, properly completed and duly executed, will be accepted. The Letter of Transmittal, certificates for shares and any other required documents should be sent or delivered by each shareholder of the Company or his or her broker, dealer, commercial bank, trust company or other nominee to the Depositary as follows:

The Depositary for the Offer is:

Equiniti Trust Company

By Mail: By 12:00 midnight NYC time on Expiration Time Equiniti Trust Company Shareowner Services Voluntary Corporate Actions P.O. Box 64858 St. Paul, Minnesota 55164-0858	By Facsimile Transmission: Equiniti Trust Company Shareowner Services Voluntary Corporate Actions (800) 468-9716 (phone) (866) 734-9952 (fax)

By Hand or Overnight Courier:

By 12:00 midnight NYC time on Expiration Time

Equiniti Trust Company

Shareowner Services

Voluntary Corporate Actions

1110 Centre Pointe Curve, Suite 101

Mendota Heights, Minnesota 55120

DELIVERY OF THE LETTER OF TRANSMITTAL TO AN ADDRESS OTHER THAN AS SET FORTH ABOVE WILL NOT CONSTITUTE A VALID DELIVERY TO THE DEPOSITARY.

Questions and requests for assistance or for additional copies of this Offer to Purchase, the Letter of Transmittal and the Notice of Guaranteed Delivery may be directed to the Dealer Managers or the Information Agent at the telephone numbers and addresses listed below. You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.

The Information Agent for the Offer is:

Georgeson LLC

1290 Avenue of the Americas, 9th Floor

New York, NY 10104

Shareholders, Banks and Brokers

Call Toll Free: 888-642-8066

The Lead Dealer Managers for the Offer is:

BofA Securities, Inc.

Bank of America Tower

One Bryant Park

New York, New York 10036

Call Toll-Free: (888) 803-9655

The Co-Dealer Managers for the Offer are:

Morgan Stanley & Co. LLC 1585 Broadway, 6th Floor New York, NY 10036 Attn: Equity Syndicate Department Call Toll-Free: (855) 483-0952	Goldman Sachs & Co. LLC 200 West Street New York, New York 10282 Attn: Equity Derivatives Group Collect: (800) 323-5678 Toll-Free: (212) 902-1000